UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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Gibraltar Industries, Inc. (Name of Registrant as Specified In Its Charter)

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Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

April 1, 2022
Dear Fellow Stockholders of Gibraltar:
We are pleased to invite you to the 2022 Annual Meeting of Stockholders of Gibraltar Industries, Inc. to be held on Wednesday, May 4, 2022 at 11:00 A.M., Eastern Time, to be held by a virtual-only format at www.virtualshareholdermeeting.com/ROCK2022.
The Annual Meeting is critical to our corporate governance process and to affirming the direction of our Company. The accompanying Proxy Statement provides you with important information about our Board of Directors and executive officers. Additionally, the Proxy Statement informs you of steps we are taking to fulfill our responsibilities to you as a stockholder.
William Montague, who has served as Chairman of the Board since 2015 and as a Director since the Company’s initial public offering in 1993, announced his retirement effective as of the 2022 Annual Meeting. We are grateful for Mr. Montague’s tremendous leadership and commitment to Gibraltar over the last 28 years. As part of our Board succession planning, to provide expertise and strategic direction as well as strong independent leadership, the Board of Directors decided to combine the role of Chairman of the Board and CEO and selected a Lead Independent Director, effective January 1, 2022. We are honored to have been nominated and selected to succeed Mr. Montague as Chairman and Lead Independent Director. With the election of our current Board nominees, following the 2022 Annual Meeting and Mr. Montague's retirement, the diversity of the Board will increase to 50%, with women representing 38% of the Board and racial / ethnic diversity representing 25% of our Directors. Our Board has the diversity of experience, skills, and expertise to ensure it will continue its effective oversight of the Company.
Gibraltar generated significant revenue growth in 2021, and while earnings remained strong, they were below expectations as the Company was unable to overcome market headwinds with 80/20, productivity, and price management initiatives. The Company continued to integrate the recent acquisitions and invested in talent and technology while focusing on the health and safety of our team.
The accompanying Proxy Statement provides you with information relating to the proposals that require your vote. If you hold shares through a brokerage firm, please note that your broker cannot vote on most of the proposals to be acted on at the Annual Meeting without your instruction. Your vote is very important to us and we encourage you to vote promptly using one of the voting methods described in the accompanying Proxy Statement. Our Board of Directors recommends that stockholders vote FOR all proposals.
On behalf of our management team and our Board of Directors, we want to thank you for your continued support and confidence in Gibraltar Industries, Inc.

Sincerely,

William T. Bosway Chairman of the Board, President and Chief Executive Officer	Atlee Valentine Pope Lead Independent Director

We advance the art and science of making and celebrate the people that make life better.

3556 Lake Shore Road PO Box 2028 Buffalo, New York 14219-0228 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2022

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 4, 2022, at 11:00 A.M., Eastern Time (the “2022 Annual Meeting”). As a precaution to support and sustain the health and well-being of our employees, board members and stockholders, the 2022 Annual Meeting will be held in virtual meeting format only. You can attend the 2022 Annual Meeting online, vote your shares electronically and submit your questions during the meeting, by visiting www.virtualshareholdermeeting.com/ROCK2022. A list of stockholders of record will also be available during the 2022 Annual Meeting on the meeting website. You will need to have the 16-digit control number included on your proxy card, or in the instructions that accompanied your proxy materials by the method you consented or elected to receive for delivery. The 2022 Annual Meeting will be held for the following purposes:
1.Election of eight Director nominees named in the accompanying proxy statement, each to hold office for a one-year term until the 2023 Annual Meeting or until a successor has been duly elected and qualified, or until such director's earlier resignation, retirement or other termination of service.
2.Advisory approval of the Company's executive compensation (the "Say-on-Pay" vote).
3.Approval of the Gibraltar Industries, Inc. Amended and Restated 2016 Stock Plan for Non-Employee Directors to increase by 100,000 the number of shares of common stock available for issuance as equity awards thereunder and to make other specified revisions.
4.Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.
5.Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on March 22, 2022, as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2022 Annual Meeting or any adjournment or postponement thereof.
Even if you plan to participate in the 2022 Annual Meeting, please promptly vote in advance of the meeting by following the instructions in the proxy card or voting instruction form. Voting in advance of the 2022 Annual Meeting does not deprive you of your right to virtually attend the 2022 Annual Meeting and to vote your shares electronically during the meeting.

By Order of the Board of Directors

Katherine E. Bolanowski General Counsel, Vice President and Secretary
Buffalo, New York
April 1, 2022

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held May 4, 2022
The Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the fiscal year 2021 Annual Report are available at www.proxyvote.com.

1	PROXY SUMMARY
6	PROPOSAL 1 – ELECTION OF DIRECTORS
13	CORPORATE GOVERNANCE
22	CORPORATE SOCIAL RESPONSIBILITY
24	COMPENSATION OF DIRECTORS
27	DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
28	PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
30	COMPENSATION DISCUSSION AND ANALYSIS
30	Executive Summary
31	Say-on-Pay Vote Results and Response
32	Compensation Philosophy and Pay-for-Performance
34	Distinguishing Awarded Compensation from Realized Compensation
36	Design of the Compensation Program
38	Elements of Our Compensation Program
44	Long-Term Incentive Compensation Grant Practices
44	Executive Stock Ownership Guidelines
44	Hedging and Pledging Company Securities Policy
44	Clawback Policy
45	Tax Considerations
45	COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
46	COMPENSATION OF EXECUTIVE OFFICERS
46	Summary Compensation Table
47	Grants of Plan-Based Awards
49	Outstanding Equity Awards at Fiscal Year End
50	Option Exercises and Stock Vested
50	Non-qualified Deferred Compensation
51	Pay Ratio
52	Potential Payments on Termination or Change in Control
56	PROPOSAL 3 - APPROVAL OF THE GIBRALTAR INDUSTRIES, INC. AMENDED AND RESTATED 2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
59	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
61	PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
61	INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
62	CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
63	AUDIT AND RISK COMMITTEE REPORT
64	ADDITIONAL INFORMATION
66	EQUITY COMPENSATION PLAN INFORMATION
66	DELINQUENT SECTION 16(a) REPORTS
66	OTHER MATTERS
67	STOCKHOLDERS' PROPOSALS
67	AVAILABILITY OF FISCAL YEAR 2021 ANNUAL REPORT
A-1	APPENDIX A - NON-GAAP MEASUREMENTS
B-1	APPENDIX B - AMENDED AND RESTATED 2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

PROXY SUMMARY

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this Proxy Statement for the 2022 Annual Meeting of Stockholders (the "Annual Meeting") of Gibraltar Industries, Inc. (the "Company", "Gibraltar", "we", "us" and "our"). You should read the entire proxy statement before voting. For more complete information regarding the performance of Gibraltar for the fiscal year ended December 31, 2021 ("fiscal year 2021"), you should review Gibraltar's annual report on Form 10-K for fiscal year 2021.
We intend to mail to our stockholders of record the Notice of Annual Meeting of Stockholders and this proxy statement on or about April 1, 2022.

ABOUT THE 2022 ANNUAL MEETING

WHEN	WEBCAST	RECORD DATE

Wednesday, May 4, 2022 11:00 a.m. (Eastern Time)	www.virtualshareholdermeeting.com/ROCK2022	March 22, 2022

YOUR VOTE IS IMPORTANT
Whether or not you plan to participate in the Annual Meeting, we urge you to carefully review the applicable proxy materials and follow the instructions below to cast your vote promptly on all of the proposals.

The following proposals will be addressed at the Annual Meeting.

Proposal		Board Recommendation	Reasons for Board Recommendation	More Information

1	Election of Directors	FOR each nominee	The Board of Directors and Nominating, Governance and Corporate Social Responsibility Committee believe that the eight Board candidates possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	Page 6

2	Advisory approval of the Company’s executive compensation (Say-on-Pay)	FOR	The Board of Directors believes that the Company’s executive compensation programs demonstrate the continuing focus by the Company on a pay for performance philosophy.	Page 28

3	Approval of the Gibraltar Industries, Inc. Amended and Restated 2016 Stock Plan for Non-employee Directors	FOR	The Board of Directors believes that the amended and restated non-employee director stock plan will provide competitive equity compensation to attract and retain non-employee directors.	Page 56

4	Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm	FOR	Based on the Audit and Risk Committee’s assessment of Ernst & Young’s qualifications and performance, the Board of Directors and the Audit and Risk Committee believe that its retention for fiscal year 2022 is in the best interests of the Company.	Page 61

PROXY SUMMARY

The following sets forth the methods by which you may vote for purposes of the Annual Meeting.

BY INTERNET
Before The Meeting - Go to www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Meeting - Go to www.virtualshareholdermeeting.com/ROCK2022. You may attend the meeting via the internet and vote during the meeting. Have your 16-digit control number in hand and follow the instructions.

BY TELEPHONE	Call the telephone number listed on your proxy card or voting instruction form.

BY MAIL	Sign, date and return your proxy card or voting instruction form in the enclosed envelope.

About Gibraltar

Gibraltar is a leading manufacturer and provider of products and services for the renewable energy, residential, agtech, and infrastructure markets. Gibraltar's mission is to make life better for people and the planet, fueled by advancing the disciplines of engineering, science, and technology. Gibraltar is innovating to reshape critical markets in sustainable power, comfortable living, and productive growing throughout North America.

Fiscal Year 2021 Company Performance

Highlights of Gibraltar's 2021 performance include:

NET SALES	GAAP EPS	ADJUSTED EPS
$1.34B	$2.25	$2.78

increased 29.8% from $1.03B in 2020	decreased 11.1% from $2.53 in 2020	increased 1.8% from $2.73 in 2020

Net sales increased by $307.2 million, or 29.8%, to $1.3 billion in 2021. The 29.8% increase in net sales was driven by our Renewables and Residential segments. Net sales generated from our 2020 acquisitions contributed 20.9%, or $215.7 million. Organic growth of 8.9%, or $91.5 million, was a result of both increases in pricing to customers and an increase in volume, the result of strong end market demand and participation gains primarily in our Residential segment.
While GAAP net income and EPS from continuing operations were lower than 2020, largely the result of acquisition-related integration and restructuring initiatives, we generated positive growth in adjusted net income and adjusted EPS. These results were below our expectations, and reflect an environment that pressure-tested our systems and processes, our organization, and our operating paradigms. On an adjusted basis, we were able to improve despite headwinds throughout the year from accelerating inflation and constraints on materials, labor and transportation used in our operations as a result of significant progress made in integrating our businesses, improving systems, and general execution. Additionally, we worked diligently to minimize disruptions from the COVID pandemic and to keep our team safe, particularly in the first and fourth quarters of 2021, when COVID infection rates were at their highest. These same challenging factors led to investments in working capital, primarily an increase in the Company's inventory, largely a result of higher raw material costs and in-bound freight, as compared to prior year, along with higher levels of inventory to meet customer needs.

PROXY SUMMARY

Executive Compensation Highlights

The target annual compensation in fiscal year 2021 for William T. Bosway, the Company's President and Chief Executive Officer, consisted of base salary, target annual management incentive compensation, including target matching RSUs under the Company's 2018 Management Stock Purchase Plan, a target performance stock units (PSUs), time-vested restricted stock units (RSUs), and other compensation of 401(k) match, health reimbursement account contributions, personal use of Company auto and tax planning. Mr. Bosway's target pay mix for fiscal year 2021 is set forth in the chart.
The actual earnings under the performance-based components for Mr. Bosway and our other named executive officers for fiscal year 2021 were as follows:

Annual Management Incentive Compensation Plan (MICP)
The named executive officers did not receive any amounts under the annual MICP as the Company did not achieve the threshold level for 2021 of the annual MICP metrics (net sales, adjusted EPS, and days working capital). There were no adjustments made to the performance targets approved by the Board in early 2021.
2021 PSUs
The named executive officers did not earn any PSUs for 2021 as the Company did not achieve the threshold level for return on invested capital for the 2021 performance period. There were no adjustments made to the performance targets approved by the Board in early 2021.

PROXY SUMMARY

Compensation Governance Focused on Pay-for-Performance

What We Do	What We Don’t Do

Deliver a significant portion of executive compensation in the form of at-risk, performance-based compensation	X	Have single-trigger change-in-control agreements
Set performance goals for stock-based incentives on ROIC based in part on consultation with significant stockholders	X	Provide double-trigger change-in-control cash benefits greater than 275% of cash compensation
Limit the maximum payout that can be received in our annual cash incentive plan to 200% of target	X	Maintain a supplemental executive retirement plan
Reward certain executives with performance-based compensation awards linked to relative total stockholder return	X	Allow our directors and employees to enter into hedging and pledging transactions with Gibraltar stock
Require our directors and executive officers to satisfy stock ownership guidelines	X	Provide excise tax gross-ups upon a change in control
Engage in a rigorous target-setting process and use multiple performance metrics for the annual cash incentive plan	X	Provide tax gross-ups on executive benefits and perquisites
Maintain a Clawback Provision that applies to our named executive officers	X	Grant discounted stock options or reload or re-price stock options without stockholder approval
Reasonable use of executive perquisites
Focus on mitigating undue risk in compensation programs

Governance Highlights

On October 26, 2021, William P. Montague, who served as the Company's non-executive Chairman of the Board since 2015, tendered notice of his retirement from the Board and from all committees of the Board effective immediately prior to the Annual Meeting. In light of Mr. Montague's retirement, and after consideration of Korn Ferry's assessment of Board Chair succession, the Board unanimously elected Mr. Bosway, the Company's President and Chief Executive Officer, as Chairman of the Board and director Atlee Valentine Pope as Lead Independent Director, in each case, effective January 1, 2022. The Board of Directors believes combining the role of Chairman of the Board and CEO brings to the Board important expertise and leadership and enhances decisive strategic direction and strong execution. The skills and experience of Gibraltar's CEO are well suited for the role of Chairman, putting the Board in a strong position to oversee strategy development, understand market developments, and manage risk appropriately. The Company's lead independent director has significant authority in facilitating the Board's independent oversight of management, with key duties and responsibilities as further described in the Corporate Governance section of this Proxy Statement.

PROXY SUMMARY

Board Refreshment Since 2018:

5	new independent directors

3	female directors

2	ethnically diverse directors

2018	1	new independent director

2019	1	new director

2020	2	new independent directors

2021	2	new independent directors

Board Diversity Matrix (as of April 1, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latin	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen directors. The number of directors may be changed at any time by resolution of the Board of Directors. Our Certificate of Incorporation also requires annual election of directors.

At the Annual Meeting, eight directors shall be elected to hold office for a one-year term expiring in until the 2023 Annual Meeting or until a successor has been duly elected and qualified, or until such director's earlier resignation, retirement or other termination of service. Following the recommendation by the Nominating, Governance and Corporate Social Responsibility Committee, the Board of Directors has nominated Mark Barberio, William Bosway, Craig Hindman, Gwendolyn Mizell, Linda Myers, James Nish, Atlee Valentine Pope, and Manish Shah for re-election. The Board of Directors has determined that all nominees, other than Mr. Bosway, our Chairman of the Board, President and Chief Executive Officer, are independent directors under the applicable independence standards of the Nasdaq Stock Market ("Nasdaq") and the Securities and Exchange Commission ("SEC").
Our Board of Directors currently has nine directors. On October 26, 2021, William P. Montague tendered notice of his retirement from the Board and from all committees of the Board, effective immediately prior to the 2022 Annual Meeting, which is the end of Mr. Montague's current term, and he will not be standing for re-election at the 2022 Annual Meeting. The Board size will be reduced to eight directors effective immediately prior to the 2022 Annual Meeting.
Unless instructions to the contrary are received, the persons named as proxies in the attached proxy card intend to vote the shares represented by proxies FOR the election of all nominees as directors, each of whom has consented to serve as a director if elected. If any nominee becomes unavailable for election for any reason, the Board may designate a substitute nominee and the persons named as proxies intend to vote the shares represented by the proxies solicited herewith for such other person or persons as the Board of Directors shall designate. Alternatively, the Board may reduce its size.
The Board of Directors believes that directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishment, and a commitment to participation in board activities. In recommending the nominees for re-election, the Company's Nominating, Governance and Corporate Social Responsibility Committee considers qualified candidates who will provide the Board of Directors with dedicated service, strong business-related skills and experience, and diversity, as such qualifications are described below under the caption "Director Nomination Process." The table below summarizes the key experience, qualifications, and attributes for each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the Board as a whole. The Nominating, Governance and Corporate Social Responsibility Committee considered these qualifications in determining to recommend to the Board of Directors that the current directors be nominated for re-election. This high-level summary is not intended to be an exhaustive list of each director nominee's skills or contributions to the Board. No individual experience, qualification, or attribute was solely determinative in the Board's decision to re-elect any of the eight nominees.

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Nominee	Director Since	Number of Other Public Boards	Backgrounds and Skills
			SL	G	C	HC	F	L	M	O	PM	D
Mark G. Barberio *	2018	Two	●	●			●			●	●
William T. Bosway	2019	None	●		●	●			●	●	●
Craig A. Hindman *	2014	None	●	●		●	●		●	●	●
Gwendolyn G. Mizell *	2021	None	●		●	●			●	●
Linda K. Myers *	2020	None	●	●	●	●	●	●
James B. Nish *	2015	One	●	●	●		●			●	●
Atlee Valentine Pope *	2020	None	●	●		●	●		●	●	●
Manish H. Shah *	2021	None	●	●	●		●			●	●	●

* Independent Director
SL	Senior Leadership	HC	Human Capital	M	Marketing	PM	Portfolio Management
G	Governance	F	Finance	O	Operations	D	Digital
C	Corporate Social Responsibility	L	Legal

Director Tenure	Age Distribution	Diversity

0-3 years (6 of 8 director nominees) 4-8 years (2 of 8 director nominees)	age 56-61 (5 of 8 director nominees) age 62-67 (3 of 8 director nominees)	Diverse (4 of 8 director nominees) Female (3 of 8 director nominees) Racially or ethnically diverse (2 of 8 director nominees)

Nominees

The following biographies set forth the business experience during at least the past five years of each director and director nominee and, for each director nominee, a brief discussion of the specific experience, qualifications and other attributes that led to the conclusion that each director should continue to serve on the Board at this time.

PROPOSAL 1 - ELECTION OF DIRECTORS

MARK G. BARBERIO

Professional Experience:
Mark Barberio has served as a Director of the Company since June 2018. He brings to the Company’s Board more than 25 years of senior management and board experience across a variety of industries at both public and private companies. He is and has been principal of Markapital, LLC, a business and M&A consulting firm, since 2013. Prior to forming Markapital, he led Mark IV, LLC (now Dayco, LLC), a global diversified manufacturing company, where he served in a variety of positions, most recently as Co-CEO and CFO.
Other Current Public Board Directorships:
He has been an independent director of NYSE-listed Life Storage, Inc. since 2015 and in May 2018 was elected Non-Executive Chairman. He is a member of the Compensation and Human Capital Committee and Governance, Nominating and Corporate Social Responsibility Committee. In February 2020, Mr. Barberio was elected to the board of Endo International plc. and in June 2021 was elected Non-Executive Chairman. He is a member of the Audit and Finance Committee, Compensation and Human Capital Committee, Governance and Social Responsibility Committee, the Compliance Committee, and the Strategic Planning Committee. He was a board member of Exide Technologies, a privately held global energy storage solution company from April 2015 through October 2020. He is also a member of the board of Trustees of Rochester Institute of Technology and Chairman of the Audit Committee.
Director Qualifications:
Mr. Barberio’s qualifications to serve on the Company’s Board include his extensive experience as a CEO and CFO in strategy development, finance, operational oversight, real estate, capital markets, acquisitions and investor relations.

Director Since: June 2018 Board Committees: •Audit and Risk •Capital Structure and Asset Management Age: 59 Background and Skills: •Senior Leadership •Governance •Finance •Operations •Portfolio Management

WILLIAM T. BOSWAY

Professional Experience:
William Bosway has served as President, Chief Executive Officer and a Director of the Company since January 2019, and Chairman of the Board of Directors since January 2022. He joined the Company from Dover Corporation, a diversified global manufacturer, where he was a President and Chief Executive Officer of the Refrigeration and Food Equipment Division from June 2016 to December 2018. Prior to joining Dover Corporation, he was employed by Emerson Electric Co., a global manufacturer of industrial, commercial and consumer products, where he held the position of Group Vice President, Solutions & Technology for Emerson Climate Technologies from May 2008 through June 2016.
Director Qualifications:
Mr. Bosway’s qualifications to serve as a member of the Company’s Board include his strong leadership skills and significant experience in driving organic and acquisition growth, his breadth of experience in a variety of global industrial markets, and his proficiency in manufacturing operations.

Chairman of the Board and
Chief Executive Officer

Director Since: January 2019

Age: 56

Background and Skills:
•Senior Leadership
•Corporate Social
Responsibility
•Human Capital
•Marketing
•Operations
•Portfolio Management

PROPOSAL 1 - ELECTION OF DIRECTORS

CRAIG A. HINDMAN

Professional Experience:
Craig Hindman has served as a Director of the Company since 2014. He is a global executive with more than 35 years of leadership experience across multiple industry segments. Most recently, Mr. Hindman was Executive Vice President and Chief Executive Officer of the Industrial Packaging Group of businesses at ITW. In that role, he was responsible for 110 business units operating in 30 countries. He led the group through two acquisitions before leading the sale of the Industrial Packaging Group to The Carlyle Group in 2014. Prior to leading the Industrial Packaging Group, Mr. Hindman spent more than two decades in ITW’s Construction Products Group.
Additionally, he serves as a director of a number of not-for-profit organizations and private companies, including Wilsonart International for which he serves as a member of the Compensation Committee.
Director Qualifications:
Mr. Hindman’s qualifications to serve on the Company’s Board include his experience as an executive with responsibility for the financial and operational performance of global industrial business units within a best-in-class, Fortune 200 company. Other qualifications include his experience in the integration of acquired businesses and business simplification over a period of more than 20 years as well as his significant experience in and familiarity with end markets served by Gibraltar.

Director Since: October 2014

Board Committees:
•Compensation and
 Human Capital (Chair)
•Nominating, Governance
 and Corporate Social
 Responsibility

Age: 67

Background and Skills:
•Senior Leadership
•Governance
•Human Capital
•Finance
•Marketing
•Operations
•Portfolio Management

GWENDOLYN G. MIZELL

Professional Experience:
Gwendolyn Mizell has served as a Director of the Company since February 2021. She began her career with Ameren in 2015 as Director of Diversity and Inclusion and has been promoted through various levels of leadership in Corporate Social Responsibility, Sustainability, Electrification and Innovation. Today, Ms. Mizell is the Chief Sustainability and Diversity Officer, reporting to the company’s CEO, and she is a member of the Ameren Senior Leadership Team. As the Chief Sustainability and Diversity Officer, Ms. Mizell is responsible for developing and executing sustainability strategy across the company, aligning Diversity Equity and Inclusion and Corporate Philanthropy for maximum community, customer and social impact and regularly reports to the Ameren Board of Directors and its committees. She chairs the Sustainability Executive Steering Committee, a cross-functional team of company leaders, designed to ensure alignment between Sustainability and corporate strategy.
Prior to joining Ameren, Ms. Mizell was President and Chief Executive Officer of GSM Development LLC, a business services firm supporting utilities across the US. Over her career, she has held positions of increasing responsibility with Westinghouse, Siemens, ABB, Calpine and KEMA Corporation. While at Westinghouse, she was responsible for air, water and acoustic compliance for power stations with modified environmental controls systems. Ms. Mizell was appointed to the St Louis County Workforce Investment Board, serves on the national board for the American Association of Blacks in Energy, the EEI Sustainability Committee, the Conference Board Sustainability Council and is outgoing Director of the Mathews-Dickey Boys and Girls Club of St Louis.
Director Qualifications:
Ms. Mizell’s qualifications to serve on the Company’s Board include her experience in strategy development, ESG, corporate social responsibility, diversity, equity and inclusion and power operations.

Director Since: February 2021

Board Committees:
•Compensation and
 Human Capital
•Nominating, Governance
 and Corporate Social
 Responsibility

Age: 60

Background and Skills:
•Senior Leadership
•Corporate Social
Responsibility
•Human Capital
•Marketing
•Operations

PROPOSAL 1 - ELECTION OF DIRECTORS

LINDA K. MYERS

Professional Experience:
Linda Myers has served as a Director of the Company since February 2020. Ms. Myers retired in February 2022 from Kirkland & Ellis LLP (“Kirkland”), a law firm with a national and international presence, where she was employed since 1994. Ms. Myers was a member of Kirkland's Global Management Committee from 2010 to 2020 and has 3 decades of experience advising clients. As a senior partner and one of the original members of Kirkland's Debt Finance Practice Group, Ms. Myers’ focused on transactions for private equity groups, commercial lending institutions and major private and public companies. Additionally, Ms. Myers has served on several management committees at Kirkland, including Audit, Finance, and Associate and Partner Compensation, and served as the Chair of Kirkland’s Administrative Committee from 2009 until her retirement. Ms. Myers serves as a member of the board of directors of several private companies and community and cultural organizations and chairs committees of the boards for some of these organizations including Human Resource/Compensation and Nominating and Membership.
Director Qualifications:
Ms. Myers’ qualifications to serve on the Company’s Board include her demonstrated leadership skills as head of Kirkland’s Debt Finance Practice Group, her significant experience advising major public and private companies with respect to sophisticated financing transactions, and her wide exposure to issues encountered in the management of a global organization which she has acquired through her many committee memberships at Kirkland.

Director Since: February 2020

Board Committees:
•Audit and Risk
•Capital Structure and
 Asset Management
•Compensation and
 Human Capital
•Nominating, Governance
 and Corporate Social
 Responsibility (Chair)

Age: 58

Background and Skills:
•Senior Leadership
•Governance
•Corporate Social
Responsibility
•Human Capital
•Finance
•Legal

JAMES B. NISH

Professional Experience:
James Nish has served as a Director of the Company since 2015. He brings to the Company’s Board over 25 years of investment banking experience serving clients in a variety of international industrial manufacturing markets. Most recently, he led the Mid-Cap Corporate Investment Banking team at J.P. Morgan Chase. Prior to that, he was head of the Industrial Manufacturing Group at Bear Stearns, where he worked for 22 years.
Other Current Public Board Directorships:
He also serves on the board and Audit Committee of Eneti Inc. (previously Scorpio Bulkers Inc.), a NYSE listed international shipping company that owns and operates dry bulk carriers and is transitioning towards marine-based renewable energy including investing in wind turbine installation vessels. Additionally, he serves on the board of Alert 360, a privately held home automation company.
Director Qualifications:
Mr. Nish’s qualifications to serve on the Company’s Board include his experiences centered on helping global industrial manufacturing companies accelerate their growth through mergers, acquisitions, and capital market transactions. A Certified Public Accountant, he has extensive experience in accounting, finance, personnel assessments, and currently serves as an adjunct professor at Baruch College and Pace University where he teaches both undergraduate business and MBA courses.

Director Since: July 2015

Board Committees:
•Audit and Risk (Chair)
•Capital Structure and
 Asset Management (Chair)

Age: 63

Background and Skills:
•Senior Leadership
•Governance
•Corporate Social
Responsibility
•Finance
•Operations
•Portfolio Management

PROPOSAL 1 - ELECTION OF DIRECTORS

ATLEE VALETINE POPE

Professional Experience:
Atlee Valentine Pope has served as a Director of the Company since February 2020, and Lead Independent Director since January 2022. Ms. Pope served as the Chief Executive Officer of Blue Canyon Partners, Inc. (“Blue Canyon”), a business-to-business growth strategy consulting firm which she co-founded in 1998. Ms. Pope was President of Blue Canyon from its inception in 1998 through 2013 at which time Ms. Pope became Chief Executive Officer. In addition to her responsibilities as Chief Executive Officer of Blue Canyon, Ms. Pope served client firms in the area of global value creation, price realization, and digital strategies. Prior to serving as President of Blue Canyon, Ms. Pope served as an Executive Director of Baker & Company, a privately-held consulting firm which served the automotive and telecommunications industries. Ms. Pope has over 35 years of experience in advising Fortune 500 boards and c-suite executives.
Director Qualifications:
Ms. Pope’s qualifications to serve on the Company’s Board include her demonstrated leadership skills as an executive at Blue Canyon and her significant experience with designing global growth strategies and actions plans.

Lead Independent Director

Director Since: February 2020

Board Committees:
•Audit and Risk
•Capital Structure and
 Asset Management
•Compensation and
 Human Capital
•Nominating, Governance
 and Corporate Social
 Responsibility

Age: 66

Background and Skills:
•Senior Leadership
•Governance
•Human Capital
•Finance
•Marketing
•Operations
•Portfolio Management

PROPOSAL 1 - ELECTION OF DIRECTORS

MANISH H. SHAH

Professional Experience:
Manish Shah has served as a Director of the Company since February 2021. Mr. Shah is and has been the founder and principal member of Gnosis Advisory Group, a business leadership advisory firm, since December 2021. Prior to Gnosis Advisory Group, Mr. Shah served as Senior Vice President and Chief Information Officer of Community Health Systems responsible for patient digital experience across eighty-five hospitals operating in sixteen states from 2013 to 2020. Mr. Shah also oversaw the technology and digital systems development and implementation supporting the Community Health Systems’ various businesses and functions with his primary focus on digital transformation, interoperability exchange, and business intelligence and analytics. Prior to Community Health Systems, Mr. Shah was Senior Vice President of IT Infrastructure for Aurora Health Care.
In 2021, Mr. Shah accepted a Board of Trustees role at National Philanthropic Trust and is a member of the Audit and Risk Committee and Human Resource Committee. Mr. Shah was previously a member of The Heritage Healthcare Technology Fund, the Nashville Technology Council, The Center for Medical Interoperability, Google Productivity & Collaboration Customer Advisory Board, and an Advisory Board member for both AT&T and Verizon.
Director Qualifications:
Mr. Shah’s qualifications to serve on the Company’s Board include his experience in senior leadership and implementation across business systems technology, digital business models, and cyber security.

Director Since: February 2021

Board Committees:
•Audit and Risk
•Capital Structure and
 Asset Management

Age: 57

Background and Skills:
•Senior Leadership
•Governance
•Corporate Social
Responsibility
•Digital
•Finance
•Operations
•Portfolio Management

Directors Not Standing for Election

WILLIAM P. MONTAGUE

Professional Experience:
William Montague has served as a Director of the Company since the consummation of the Company’s initial public offering in 1993 and as the Chairman of the Board since 2015. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. ("Mark IV"), a manufacturer of engineered systems and components from 1986 to 1996, as Mark IV’s President and a Director from 1996 through 2004, and as Chief Executive Officer and a Director of Mark IV from 2004 to 2008.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES IN PROPOSAL 1

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The Board of Directors is responsible for oversight of management of the business and affairs of the Company with the objective of enhancing stockholder value. The Company has corporate governance practices and policies which the Board of Directors follows with respect to various matters, such as director responsibilities, compensation, and access to management. The Company’s corporate governance documents are available under the Governance Documents section of the Corporate Governance page of the Company’s website at www.gibraltar1.com.
Board Refreshment
On February 24, 2021, the Board of Directors appointed Gwendolyn G. Mizell and Manish H. Shah as members of the Board of Directors after completing a search for nominees performed by the Board. Ms. Mizell was identified through a third-party search firm, and Mr. Shah was proposed by a non-management director. The Nominating, Governance and Corporate Social Responsibility Committee interviewed board candidates and recommended to the full Board of Directors the appointment of Ms. Mizell and Mr. Shah as members of the Board. In conjunction with the appointments of Ms. Mizell and Mr. Shah, the Company also announced the retirement of Sharon M. Brady and Vinod M. Khilnani, each of whom served for the remainder of their terms and did not stand for re-election at the 2021 Annual Meeting.
Board Leadership
On October 26, 2021, William P. Montague, who served as the Company's non-executive Chairman of the Board since 2015, tendered notice of his retirement from the Board and from all committees of the Board effective immediately prior to the Annual Meeting. In light of Mr. Montague's retirement, and after consideration of Korn Ferry's assessment of Board Chair succession, the Board unanimously elected Mr. Bosway, the Company's President and Chief Executive Officer, as Chairman of the Board and director Atlee Valentine Pope as Lead Independent Director, in each case, effective January 1, 2022. Additionally, in connection with the appointment of Ms. Pope as Lead Independent Director, Linda K. Myers was appointed as chair of the Nominating, Governance and Corporate Social Responsibility Committee.

BOARD CHAIR William T. Bosway has served as President, Chief Executive Officer and a Director of the Company since January 2019, and Chairman of the Board of Directors since January 2022.

LEAD INDEPENDENT DIRECTOR
Atlee Valentine Pope has served as a Director of the Company since February 2020 and Chair of the Nominating, Governance and Corporate Social Responsibility Committee from January 2021 to December 2021, and Lead Independent Director since January 2022.

The Board of Directors does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined and as such has the authority and flexibility to select the appropriate leadership structure for the Company at the time. Under the Company’s Bylaws, the Chairman of the Board presides over meetings of the Board of Directors and meetings of the stockholders, while the CEO has general authority for strategic initiatives involving the business and operational affairs of the Company, subject to the supervision and oversight of the Board.

CORPORATE GOVERNANCE

Currently, the Company's leadership structure includes the combined role of Chairman of the Board and CEO, held by Mr. Bosway. The Board of Directors believes combining the role of Chairman of the Board and CEO brings to the Board important expertise and leadership and enhances decisive strategic direction and strong execution. The skills and experience of Mr. Bosway are well suited for the role of Chairman, putting the Board in a strong position to oversee strategy development, understand market developments, and mitigate risk appropriately. The independent directors of the Board have determined, after consultation with Korn Ferry, that having a combined role of Chairman of the Board and CEO is in the best interests of the Company and its stockholders.
To ensure strong independent leadership on the Board, under the Company's corporate governance guidelines, if the roles of Chair of the Board and the CEO are combined, the independent directors annually appoint a Lead Independent Director to strengthen the Board's independent oversight of the policies and strategies of the Company's management. The Company's Lead Independent Director has significant authority in facilitating the Board's independent oversight of management, with key duties and responsibilities including:
•Preside at all meetings of the Board at which the Board Chair is not present
•Collaborate with the Board Chair in determining the need for special meetings of the Board
•Call meetings or executive sessions of the independent members of the Board
•Preside at all executive sessions of the independent members of the Board
•Act as principal liaison between the Board Chair and the independent members of the Board relating to matters which are not the responsibility of any of the standing committees of the Board
•Consult with the Board Chair regarding topics to be considered at Board meetings and information provided with respect to such topics
•Approve Board meeting agendas
•Consult with the Board Chair regarding engagement of consultants by the Board
•Be available for direct communication with major stockholders or other major stakeholders, in consultation with management and the Chair of the applicable Board Committee, as appropriate
The Board believes that an effective Lead Independent Director, such as Ms. Pope, who has significant and clear delineated responsibilities above, ensures strong, independent oversight of management and promotes effective governance and Board efficiency. The Board believes that this leadership structure ensures that each director's experience, knowledge and insight is leveraged to provide strategic guidance in a demanding and rapidly changing business environment. In addition, the independent directors of our Board meet in executive session at each quarterly board meeting, and all of the Board’s key committees - the Audit and Risk Committee; the Capital Structure and Asset Management Committee; the Compensation and Human Capital Committee; and the Nominating, Governance and Corporate Social Responsibility Committee - are comprised solely of and led by independent directors.

Board Retirement Policy and Tenure
Our corporate governance guidelines require our non-employee directors to submit an offer to resign from the Board to the Chair of the Nominating, Governance and Corporate Social Responsibility Committee upon reaching the age of 72, and following each succeeding birthday. We do not have any other tenure limitations, as we believe our retirement policy and succession planning to replace natural turnover achieve the appropriate balance between maintaining long-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to the Board. Whenever possible, we structure director retirements and new director appointments to overlap so institutional knowledge can be transferred to new directors.
As of March 22, 2022, the Company's average tenure for directors standing for election is three years of service.

CORPORATE GOVERNANCE

Risk Oversight and Management
The Board of Directors is actively engaged in the oversight of strategies adopted by management for mitigating risks faced by the Company. The effective oversight of risks to which the Company may be exposed requires an understanding of the nature of the risks, the steps management is taking to manage the risks, and a determination of the level of risk which is acceptable to the Company. The involvement of the Board of Directors in reviewing the Company’s enterprise risk management process provides the Board an opportunity to understand the risks faced by the Company and the prioritization of the risks, the strategies being implemented by management to minimize these risks and the level of management’s tolerance for risk. With this understanding the Board is able to, if appropriate, require changes in the Company’s operations or strategies to reflect the Board’s determination of the appropriate level of risk for the Company.

Risks may arise in many different areas, including, among many others, business strategy; financial condition; competition for talent; operational efficiency; electronic data security; cyber-security; quality assurance; environmental, health, and safety; supply chain management; reputation; business interruptions or disasters; customer spending patterns; and intellectual property. The Board of Directors believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board. While the Board retains ultimate responsibility for oversight of the risks affecting the Company, the Audit and Risk Committee has responsibility for assisting the Board in the review and oversight of risks affecting the Company and risk management strategies developed by management. In addition, committees assist the Board in overseeing and reviewing risk relating to specific programs. The Compensation and Human Capital Committee reviews compensation program structure and design and the related risks and opportunities. The Nominating, Governance and Corporate Social Responsibility Committee oversees the Company's governance policies, Board structure, leadership and independence. In carrying out this critical responsibility, the Board has implemented an enterprise risk management program designed to:
•Understand the critical risks in the Company's business and strategy and risk mitigation strategies;
•Evaluate the Company’s risk management process and whether it functions adequately;
•Facilitate open communication between management and the Directors; and
•Foster an appropriate culture of integrity and risk awareness.
The Board discusses risk in general terms throughout the year at its meetings as well as risks in relation to specific proposed actions. While the Board oversees the enterprise risk management process, management is responsible for implementing and executing controls designed to limit risk to the level deemed to be acceptable to the Board. The Company has internal processes and an effective internal control environment which facilitate the identification and management of risks and the quality and effectiveness of the risk related communications with the Board. These include an enterprise risk management program under the leadership of our Chief Financial Officer and our Vice President of Internal Audit, regular reports from management on business strategy, a Code of Business Conduct, and product quality standards. Management communicates routinely with members of the Board on the significant risks identified and how they are being managed.
Information Security Risk Oversight
The Board of Directors recognizes the importance of maintaining the trust and confidence of our customers, employees, and trading partners, while simultaneously preserving the integrity of our Company's information systems. To those ends, the Board of Directors is responsible for the oversight of the Company's information security risk management. To more effectively prevent, monitor, detect, and respond to information security threats, the Company has a dedicated Cyber Security leader reporting directly to the Company's Chief Digital Information Officer. The Cyber Security team is responsible for leading enterprise-wide information security strategy and developing awareness, training, policy, standards, architecture, and processes. The Board of Directors is briefed quarterly by senior management on projects to strengthen the Company's cybersecurity controls, assessments of the Company's security program, and the state of our current cybersecurity monitoring.

CORPORATE GOVERNANCE

Stockholder Engagement
The Company’s executive management team routinely meets with its stockholders to discuss the Company’s performance and strategic plan. Further, our executive management team leads stockholder outreach engagements, where we solicit feedback from stockholders on their priorities on corporate governance, compensation, and environmental and social matters.
Our executive management team is committed to continuing a formal stockholder outreach program. Additionally, our executive management team, including the Company’s President and Chief Executive Officer, and Chief Financial Officer, regularly engage in meaningful dialogue with the Company’s stockholders through our quarterly earnings calls, investor conferences, 2021 investor day and other channels for communication.
In late 2021, as part of corporate social responsibility priority assessment, we reached out to stockholders owning nearly 75% of our outstanding common stock as of December 31, 2021 to provide an opportunity for one-on-one discussions with representatives of our management team. Our Chief Executive Officer, Chief Financial Officer, and Vice President and Treasurer, met with stockholders who expressed an interest to meet and who represented ownership of approximately 18% of our outstanding common stock as of December 31, 2021. These stockholders expressed appreciation for our proactive engagement and open dialogue. Our discussions covered a broad range of corporate social responsibility topics, including our corporate social responsibility efforts and journey, and recommendations for our corporate social responsibility disclosures and communication.

Independence of Directors
The Board of Directors has determined that each of Mark Barberio, Craig Hindman, William Montague, Gwendolyn Mizell, Linda Myers, James Nish, Atlee Valentine Pope, and Manish Shah is an “independent director” as defined under, the rules of Nasdaq and the SEC, which the Board has adopted as the standards by which it will determine independence. William Bosway serves as the Company's President and Chief Executive Officer and therefore is not an independent director.
Each member of the Audit and Risk Committee, the Capital Structure and Asset Management Committee, the Compensation and Human Capital Committee, and the Nominating, Governance and Corporate Social Responsibility Committee is independent under Nasdaq rules. In addition, the Board of Directors has affirmatively determined that the members of the Audit Committee and Compensation and Human Capital Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.
Board Committees and Related Matters
Our Board of Directors has four standing committees - the Audit and Risk Committee, the Capital Structure and Asset Management Committee, the Compensation and Human Capital Committee, and the Nominating, Governance and Corporate Social Responsibility Committee. Copies of the charters of these committees are available on the Company’s website at www.gibraltar1.com.
The current composition of the Board of Directors and each board committee as of March 22, 2022, is set forth below:

CORPORATE GOVERNANCE

Director	Board of Directors	Audit and Risk Committee	Capital Structure and Asset Management Committee	Compensation and Human Capital Committee	Nominating, Governance and Corporate Social Responsibility Committee
Mark Barberio	M	M*	M
William Bosway (1)	C
Craig Hindman (2)	M			C	M
Gwendolyn Mizell (3)	M			M	M
William Montague	M	M	M	M	M
Linda Myers (4)	M	M	M	M	C
James Nish	M	C*	C
Atlee Valentine Pope (5)	L	M	M	M	M
Manish Shah (6)	M	M	M

M = Member C = Chair L = Lead Independent Director * = Financial Expert

(1)Mr. Bosway was appointed Chairman of the Board effective January 1, 2022.
(2)Mr. Hindman was appointed chair of the Compensation and Human Capital Committee effective January 1, 2021.
(3)Ms. Mizell was appointed to the Board of Directors, the Compensation and Human Capital Committee, and Nominating, Governance and Corporate Social Responsibility Committee effective February 24, 2021.
(4)Ms. Myers was appointed to the Compensation and Human Capital Committee effective February 24, 2021, the Nominating, Governance and Corporate Social Responsibility Committee effective October 26, 2021, and appointed chair of the Nominating, Governance and Corporate Social Responsibility Committee effective January 1, 2022.
(5)Ms. Pope was appointed as Lead Independent Director and appointed to the Audit and Risk Committee, and Capital Structure and Asset Management Committee effective January 1, 2022.
(6)Mr. Shah was appointed to the Board of Directors, the Audit and Risk Committee, and Capital Structure and Asset Management Committee effective February 24, 2021.

CORPORATE GOVERNANCE

In 2021, the Board of Directors held nine meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which each served during the period of his or her service in 2021.
The Company does not have a policy regarding director attendance at the annual meeting, but they are encouraged to attend. Our 2021 annual meeting was attended by all of the Directors of the Board.

Audit and Risk Committee

Committee Members:

James Nish (Chair)	Linda Myers	Number of meetings in fiscal 2021: Four (4)
Mark Barberio	Atlee Valentine Pope (1)	Report: Page 63
William Montague	Manish Shah (2)

(1) Ms. Pope was appointed to the committee effective January 1, 2022
(2) Mr. Shah was appointed to the committee effective February 24, 2021
* Each committee member is independent as required by the Nasdaq and SEC rules applicable to such committee.

The Audit and Risk Committee acts in accordance with its charter to assist the Board of Directors in its responsibility to oversee:
•management's conduct of the Company's financial reporting;
•management's establishment and conduct of the Company's systems of internal accounting and financial controls; the qualifications, engagement, compensation, independence and performance of the Company's independent auditors, the conduct of the annual audit and any other audit, attest or review services, and the engagement of the independent auditors to provide any non-audit services;
•the process and activities performed by the Company's internal audit function; the preparation of the audit committee report; the Company's legal and regulatory compliance;
•the review and ratification or approval on an annual basis, of transactions between the Company and officers, directors and other related parties;
•the Company's risk assessment and risk management guidelines and policies; and
•the Company's codes of conduct.
Effective February 24, 2021, the committee amended and restated its charter to rename the committee the Audit and Risk Committee to appropriately reflect the committee's ongoing responsibilities in overseeing the Company's risk assessment and risk management guidelines and policies.
The Board of Directors has made a determination that each of Mark Barberio and James Nish is an “audit committee financial expert” under the standards established by SEC rules.

Capital Structure and Asset Management Committee

Committee Members:

James Nish (Chair)	Linda Myers	Number of meetings in fiscal 2021: Four (4)
Mark Barberio	Atlee Valentine Pope (1)
William Montague	Manish Shah (2)

(1) Ms. Pope was appointed to the committee effective January 1, 2022 (2) Mr. Shah was appointed to the committee effective February 24, 2021

CORPORATE GOVERNANCE

The Capital Structure and Asset Management Committee acts in accordance with its charter to consult with the Company’s management and assist the Board of Directors in its oversight of the Company’s capital structure, financing activities, merger, acquisition and divestiture transactions, investment decisions and other matters of financial importance to the Company.

Compensation and Human Capital Committee

Committee Members:

Craig Hindman (Chair) (1)	Linda Myers (2)	Number of meetings in fiscal 2021: Seven (7)
Gwendolyn Mizell (2)	Atlee Valentine Pope	Report: Page 45
William Montague

(1) Mr. Hindman was appointed Chair effective January 1, 2021
(2) Ms. Mizell and Ms. Myers were appointed to the committee effective February 24, 2021
* Each committee member is independent as required by the Nasdaq rules applicable to such committee.

The Compensation and Human Capital Committee acts in accordance with its charter to approve the structure and design of the compensation programs in effect for executive officers and directors of the Company and to provide oversight and strategic guidance on the Company's human capital management including corporate culture, diversity and inclusion, talent management, career development and progression, key executive succession planning, benefit plans and policies, workplace environment and safety, employee relations and other matters impacting the Company's ability to attract and retain a stable and productive workforce.
Effective February 24, 2021, the committee amended and restated its charter to rename the committee the Compensation and Human Capital Committee to appropriately reflect the committee's ongoing responsibilities in overseeing and providing strategic guidance on the Company's human capital management, including diversity and inclusion.
The Compensation and Human Capital Committee meets in executive session to determine and approve the compensation packages provided to the executive officers. The Compensation and Human Capital Committee is responsible for ensuring the Company’s compensation programs are competitive and enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as executive officers and directors. The Compensation and Human Capital Committee is also responsible for the administration of the Company’s incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans. The Compensation and Human Capital Committee delegates its authority for the administration of the incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans to executive management with regards to non-executive management of the Company.
To fulfill its responsibilities, the Compensation and Human Capital Committee has the authority to retain and obtain advice from advisors. The Compensation and Human Capital Committee employs a nationally recognized compensation consultant, Korn Ferry (“KF”), to serve as an independent compensation advisor and perform market studies of compensation programs offered by a peer group of companies. The Compensation and Human Capital Committee determined KF is an independent advisor by assessing the firm on six independence factors as prescribed by the SEC. The Compensation and Human Capital Committee worked with KF and the Company’s executive management team to make final decisions regarding the design of the programs used to compensate the Company’s executive officers and directors in a manner which is consistent with the Company’s compensation objectives. The amount of fees paid for these services performed by KF was approximately $132,500 during 2021.

CORPORATE GOVERNANCE

Nominating, Governance and Corporate Social Responsibility Committee

Committee Members:

Linda Myers (Chair) (1)	William Montague	Number of meetings in fiscal 2021: Four (4)
Craig Hindman	Atlee Valentine Pope (3)
Gwendolyn Mizell (2)

(1) Ms. Myers was appointed to the committee effective October 26, 2021 and Chair effective January 1, 2022
(2) Ms. Mizell was appointed to the committee effective February 24, 2021
(3) Ms. Valentine Pope served as Chair from January 1, 2021 to December 31, 2021
* Each committee member is independent as required by the Nasdaq rules applicable to such committee.

The purpose of the Nominating, Governance and Corporate Social Responsibility Committee is to:
•identify and nominate individuals qualified to become Board and committee members;
•to establish and implement policies and procedures relating to the nominations of qualified candidates;
•to develop and recommend to the Board a set of corporate governance guidelines for the Company;
•to provide oversight and strategic guidance on environmental, social and governance matters significant to the Company; and
•to oversee, review, and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies.
In support of these purposes, the Nominating, Governance and Corporate Social Responsibility Committee oversees the directors’ continuing education, which includes seminars focused on strategic and governance issues.
Effective February 24, 2021, the committee amended and restated its charter to rename the committee the Nominating, Governance and Corporate Social Responsibility Committee to appropriately reflect the committee's ongoing responsibilities in overseeing and providing strategic guidance on environmental, social and governance matters significant to the Company.

Director Nomination Process
When the Nominating, Governance and Corporate Social Responsibility Committee recruits new director candidates, the committee seeks to identify candidates for nomination who are highly qualified, willing to serve as a member of the Company’s Board and will be able to serve the best interests of stockholders. The Nominating, Governance and Corporate Social Responsibility Committee considers the following when identifying new director candidates:
•Each candidate will exhibit integrity, high personal and professional ethics, mature judgment;

•Whether a candidate is “independent” within the meaning of such term in accordance with the applicable listing standards of Nasdaq and the rules promulgated by the SEC; and

•Each candidate will possess a diversity of background and achievement including in business, government, education and technology as relevant to the Company’s strategic needs and desire to have a diverse board composition.

CORPORATE GOVERNANCE

The Nominating, Governance and Corporate Social Responsibility Committee believes that, given the size and complexity of the Company’s operations, the best interests of the Company’s stockholders will be served by a Board which is composed of individuals that contribute to the Board’s overall diversity - diversity being broadly construed to mean a variety of opinions, perspectives, as well as personal and professional experiences and backgrounds. Accordingly, the Nominating, Governance and Corporate Social Responsibility Committee seeks to identify candidates for nomination who will contribute to the diversity of perspectives present in Board deliberations. During the nomination process, the Nominating, Governance and Corporate Social Responsibility Committee considers whether the Board’s composition reflects an appropriately diverse mix of skills and experience in relation to the needs of the Company.
The Nominating, Governance and Corporate Social Responsibility Committee identifies candidates from several sources including directors on the Board, Gibraltar’s executive management team, search firms and research, including database and internet searches. All potential candidates for a director role, including directors being nominated for re-election, are considered and evaluated against the qualifications outlined above.

Stockholder Recommendations of Nominees
The Company has adopted a policy regarding stockholder recommendations of nominees for director to be submitted for evaluation to the Nominating, Governance and Corporate Social Responsibility Committee. A stockholder may, at any time prior to the deadline for the submission of stockholder proposals, recommend a nominee for consideration by the Nominating, Governance and Corporate Social Responsibility Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating, Governance and Corporate Social Responsibility Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating, Governance and Corporate Social Responsibility Committee in the same manner and by the same criteria as other potential nominees.
During 2021, the Nominating, Governance and Corporate Social Responsibility Committee did not receive any nomination recommendations from stockholders.

Succession Planning
Considering the critical importance of executive leadership to Gibraltar’s success, we have a succession planning process that is enterprise-wide for managers up to and including our Chief Executive Officer. Our Board of Directors’ involvement in the process includes a review of succession plans and recommendations as to succession in the event of each executive officer’s termination of employment for any reason.
Our Chief Executive Officer provides an annual review to the Board of Directors assessing the performance of the executive officers of Gibraltar. The Compensation and Human Capital Committee, pursuant to its charter, annually reviews the performance of the executive officers and discusses succession plans for each such officer with the Chief Executive Officer. The Board of Directors has the responsibility to review succession plans for the Chief Executive Officer and other key executive positions.
The Board of Directors and the Nominating, Governance and Corporate Social Responsibility Committee also work together to assess the composition, tenure, and diversity of the Board of Directors and evaluate succession planning considerations when recommending Board nominees.

Director Education
New directors participate in an orientation process to become familiar with the Company. This process includes a review of the Company's strategic plans and businesses, significant financial matters, core values, including ethics, compliance, corporate governance practices and other key policies and practices through a review of Company and Board of Director background materials, and meetings with the Company’s executive management and visits to the Company.
Each Director is required to complete the Company's annual ethics and compliance and cyber security training which is approximately 12.5 hours per year. The Company is committed to providing directors with opportunities and resources for continuing education for corporate governance and business-related issues as may be appropriate and regularly has third parties provide presentations on relevant topics during board meetings, and through the Board's membership in the National Association of Corporate Directors.

CORPORATE GOVERNANCE

Communication with the Board of Directors
Stockholders may send communications to the Board of Directors in care of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. All mail from stockholders will be opened and logged. All relevant communication will be forwarded promptly to the Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chair of the Audit and Risk Committee.

Employee, Officer and Director Hedging
The Company, pursuant to the terms of its Insider Trading Policy, prohibits all directors, officers, employees, terminated employees and agents from engaging in hedging transactions related to, or from pledging or creating a security interest in, the Company’s common stock, publicly traded debt instruments and restricted stock units they hold.

CORPORATE SOCIAL RESPONSIBILITY

Over the last seven years, we have been transforming our company to focus on solving some of the world’s most challenging opportunities – from the comfort of the places we call home, to the energy upon which we rely, and the food we consume. The challenges are quite significant, and the acceleration of progress will require more innovation, investment, passion, enthusiasm, and accountability across our organization, as well as across our supply chain. Our transformation better aligns with partners that are solving global sustainable development issues through technologies across our renewables, agtech, and residential segments. Our alignment creates a strong business today and for the long-term, and makes us a relevant leader in the markets we serve.
The Nominating, Governance and Corporate Social Responsibility Committee provides oversight and strategic guidance on environmental, social and governance matters significant to the Company, including overseeing, reviewing or making recommendations to the Board concerning the Company's governance and corporate social responsibility guidelines and policies. The foregoing oversight and strategic guidance is focused on:
•The Company's approach to corporate social responsibility and to ensure it aligns with the Company's overall business strategy and corporate best practices;
•Periodic review of external developments which are likely to have a significant influence on the Company's reputation and/or its ability to conduct its business in a socially responsible manner;
•The Company's social responsibility policies and initiatives, including but not limited to human rights, the Company's stakeholders relationships, and product safety; and
•The Company's policies and initiatives relating to the environment with respect to energy management, climate change, and sustainability.
The Compensation and Human Capital Committee provides oversight and strategic guidance on the Company's human capital management including corporate culture, diversity and inclusion, talent management, career development and progression, key executive succession planning, benefit plans and policies, workplace environment and safety, employee relations and other matters impacting the Company's ability to attract and retain a stable and productive workforce.

CORPORATE SOCIAL RESPONSIBILITY

In December 2021, the Company issued its Inaugural Corporate Social Responsibility Report (CSR Report). The CSR Report presents the Company's corporate social responsibility (CSR) results through numerous topics that reflect the priorities of Gibraltar's key stakeholders, including:
•Information about products and services making a positive impact on the world while supporting comfortable living, sustainable power, and productive growing;
•Results from the Company's first ever CSR priority assessment;
•Organizational development including safety, education, and diversity & inclusion; and
•Disclosures in response to the Task Force on Climate-related Financial Disclosures (TCFD) reporting requirements.
A copy of the Company's CSR Report is available on the Company's website under "Corporate Social Responsibility."
Gibraltar is dedicated to making a positive impact through a commitment to Corporate Social Responsibility. Our efforts continue to focus on:

Our People
The safety, well-being, and success of our people is our top priority. We are dedicated to developing their potential as professionals and future leaders, drawing on the unique abilities of each team member to build a rich, inclusive culture of difference-makers.

Our Communities	Sharing our success with the communities where we live and work is vital to our mission. By supporting local nonprofits and institutions as investors and volunteers, we help build resilience and strengthen the bonds that will help our communities thrive.
The World	Our work is firmly rooted in making life better for people and the planet; we innovate in the service of possibility, acting responsibly to create positive, lasting change in our world. We promote sustainability across our value chain, developing products and services for our customers that reduce environmental impact and improve quality of life.

CSR is integral to our three pillars of business systems, portfolio management and organization development. We have accelerated our initiatives to create a safer work environment, expand the experience base and the diversity of our organization, and to identify opportunities to reduce environmental impact.
At Gibraltar, doing the right thing is in our DNA. We are committed to making a difference in the lives of the people who are touched by our business and to creating meaningful impact every day through our work and relationships.

COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

Our Compensation and Human Capital Committee engaged Korn Ferry, a nationally recognized compensation consultant, to review survey information, and provide other publicly available information and advice to the Compensation and Human Capital Committee with respect to compensation-related matters for non-employee director compensation for a peer group of companies. The peer group is the same as the peer group disclosed in the section entitled “Compensation Discussion and Analysis” below.
Non-Employee Director Compensation Program
The Compensation and Human Capital Committee reviewed information provided by Korn Ferry relating to Board compensation in relation to compensation earned by the directors of our peer group of companies. After this review in April 2021, the Compensation and Human Capital Committee approved a compensation program for non-employee directors consisting of the following cash compensation, effective as of May 5, 2021, which reflected a $5,000 increase in the annual cash retainer for Board services:
•an annual cash retainer of $65,000;
•an annual payment for each Board committee on which he or she serves equal to $10,000;
•an additional annual fee of $100,000 for the non-executive Chair of the Board, if any;
•an additional annual fee to the Chair of the Audit and Risk Committee of $10,000;
•an additional annual fee to the Chair of the Compensation and Human Capital Committee of $7,500;
•an additional annual fee to the Chair of the Capital Structure and Asset Management Committee of $7,500; and
•an additional annual fee to the Chair of the Nominating, Governance and Corporate Social Responsibility Committee of $5,000.
All retainers are paid quarterly in arrears unless deferred under the MSPP as describe below. In addition, the Compensation and Human Capital Committee approved annual grants of stock to each non-employee director having an aggregate fair value equal to $105,000, which reflects a $10,000 increase in aggregate fair value compared to the 2020 annual grant. These shares vest immediately and are delivered to directors unless a Director elects to defer for future issuance the receipt of all or a portion of the stock award received. Pursuant to this approval, non-employee directors received awards of stock in May 2021. The Compensation and Human Capital Committee determined that the modest increases in cash and equity compensation were appropriate to more closely approximate the 50th percentile of the peer group.
In connection with the appointment of our Lead Independent Director, and in consultation with Korn Ferry, the Compensation and Human Capital Committee approved a $25,000 annual fee for this position, effective January 1, 2022.
The Company does not provide any perquisites to directors, but does reimburse directors for out-of-pocket expenses incurred for continuing education and in attending Board and committee meetings. Directors who are employees or officers of the Company do not receive any additional compensation for Board services.
Management Stock Purchase Plan for Non-Employee Directors
Our Management Stock Purchase Plan (“MSPP”) permits non-employee directors to defer their receipt of payment of a portion of their cash retainer to an account established for the Director and credited with restricted stock units (“RSUs”) equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred. RSUs credited to the account of non-employee directors to reflect amounts deferred under the MSPP are paid to the participants upon the termination of their service to the Board.
Under the MSPP, the amount deferred and to be paid to a non-employee director upon termination of his or her service on the Board is equal to the hypothetical investments credited to his or her account plus the total number of RSUs in his or her account, multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the immediately preceding calendar-month's end date immediately preceding the date the participant becomes eligible to receive a distribution of his or her account under the MSPP.

COMPENSATION OF DIRECTORS

Payment of the amount determined above is made to the non-employee director based on an election made by the non-employee director prior to the deferral in either (a) a lump sum, (b) five substantially equal annual installments, or (c) ten substantially equal annual installments, in each case, beginning six months after the date of termination. During the period that the installment payments are being made, the undistributed value of the non-employee director's account will earn interest at a rate equal to the average annualized rate of interest payable on ten-year US Treasury Notes plus two percent (2%).
Deferral Plan for Non-Employee Directors
Non-employee directors have the right to defer receipt of all, or a portion, of the stock award that they receive. Deferred awards are issued six months after termination of the non-employee director's service.

2021 Director Compensation
The table below sets forth the compensation of each non-employee director in 2021.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Mark G. Barberio	83,301	104,976	188,277
Sharon M. Brady	27,178	—	27,178
Craig A. Hindman	90,801	104,976	195,777
Vinod M. Khilnani	27,178	—	27,178
Gwendolyn G. Mizell	71,466	104,976	176,442
William P. Montague	203,301	104,976	308,277
Linda K. Myers	93,658	104,976	198,634
James B. Nish	100,801	104,976	205,777
Atlee Valentine Pope	88,301	104,976	193,277
Manish H. Shah	71,466	104,976	176,442

(1)Mr. Shah deferred 100% of his annual cash retainer into RSUs under the Company's MSPP and received 711.51 RSUs. Ms. Mizell deferred 75% of her cash retainer into RSUs under the Company's MSPP and received 533.64 RSUs.
(2)Represents awards of shares granted under the 2016 Stock Plan for Non-Employee Directors. The amounts represent the grant date fair value of the award of shares, which is the closing trading price of a share of the Company's common stock on the grant date multiplied by the number of shares subject to the award. The closing price per share of the Company's common stock on May 5, 2021 (the grant date) was $83.58. The Company does not pay fractional shares.

COMPENSATION OF DIRECTORS

Stock Awards Outstanding at Fiscal Year End

The following chart summarizes the aggregate number of stock awards outstanding at December 31, 2021 for each Director:

Name	Restricted Shares (1) (#)	Deferred Share Units (2) (#)	Restricted Stock Units (3) (#)	Aggregate Number of Stock Awards Outstanding (#)
Mark G. Barberio	—	1,099	—	1,099
Craig A. Hindman	—	11,106	10,215	21,321
Gwendolyn G. Mizell	—	1,256	534	1,790
William P. Montague	2,000	12,362	29,931	44,293
Linda K. Myers	—	3,323	—	3,323
James B. Nish	—	9,859	4,440	14,299
Atlee Valentine Pope	—	3,323	—	3,323
Manish H. Shah	—	1,256	712	1,968

(1)Mr. Montague holds 2,000 restricted shares that will vest upon his retirement from the Board.
(2)Deferred share units will be converted into shares upon retirement from the Board of Directors.
(3)Represents RSUs acquired through cash retainer deferrals under the MSPP during the period of the Director’s service that will be converted to cash and paid out upon retirement from the Board.

Non-Employee Director Stock Ownership Guidelines
In accordance with the Company's Stock Ownership Policy, non-employee directors are required to hold 350% of their retainer in shares of the Company's common stock or other permitted equity interest within three years of joining the Board. For purposes of determining value of shares held, shares include common stock owned by the non-employee director, including those owned by spouse and/or minor children, deferred share units, and restricted stock units settled in the Company's common stock. The value of shares held is determined based on current fair market value.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information regarding the Directors and executive officers of the Company as of March 22, 2022:

Name	Age	Position(s) Held
William T. Bosway	56	Chairman of the Board, President and Chief Executive Officer (1)
Patrick M. Burns	59	Chief Operating Officer
Timothy F. Murphy	58	Senior Vice President and Chief Financial Officer
Elizabeth R. Jensen	48	Vice President and Chief Human Resources Officer
Katherine E. Bolanowski	38	General Counsel, Vice President and Secretary (2)
Jeffrey J. Watorek	42	Vice President and Treasurer
Atlee Valentine Pope	66	Lead Independent Director (1)
William P. Montague	75	Chairman Emeritus
Mark G. Barberio	59	Director
Craig A. Hindman	67	Director
Gwendolyn G. Mizell	60	Director
Linda K. Myers	58	Director
James B. Nish	63	Director
Manish H. Shah	57	Director

(1)On October 26, 2021, William T. Bosway, the Company’s President and Chief Executive Officer and member of the Board, was appointed Chairman of the Board, effective January 1, 2022, and director Atlee Valentine Pope was appointed Lead Independent Director effective January 1, 2022.
(2)On February 22, 2022, the Board of Directors appointed Katherine E. Bolanowski, the Company's General Counsel, as the Company's Vice President, Secretary effective immediately.

The recent business experience of the directors is set forth above under “Proposal 1 - Election of Directors.” The recent business experience of the executive officers who are not also directors is as follows:

PATRICK M. BURNS has served as Chief Operating Officer since joining the Company on March 18, 2019. Prior thereto, Mr. Burns was most recently Senior Vice President, Strategy at Dover Corporation from 2016 to December 2018. Prior to that, Mr. Burns served as Vice President, Corporate Strategy at Johnson Controls from 2014 to 2016 after spending the previous five years with Danaher Corporation in operating company leadership positions. He graduated from the United States Military Academy with a bachelor’s degree in mechanical engineering and an MBA from J.L. Kellogg School of Management, Northwestern University.

TIMOTHY F. MURPHY was appointed the Company’s Senior Vice President and Chief Financial Officer in April 2017. Prior to April 2017, Mr. Murphy served as the Company’s Treasurer since 2013, Secretary since 2012, and Vice President of Treasury Operations from 2010 to 2013. Mr. Murphy served various roles as a director within the Company’s Finance function from 2004 to 2010. Prior to joining the Company, Mr. Murphy served as a Senior Manager at KPMG. He graduated from the University of Buffalo with a bachelor’s in economics and an MBA with a concentration in accounting.

ELIZABETH R. JENSEN was appointed as Vice President and Chief Human Resources Officer of the Company in March 2021. Prior thereto, Ms. Jensen served as Vice President, Human Resources and Internal Communications for Hach Company, a subsidiary of Danaher Corporation, since January 2020. Ms. Jensen joined the Danaher Corporation in 2013. Prior to her appointment to her position at Hach Company, she served as Vice President of Human Resources at three of their other subsidiaries, SCIEX, Molecular Devices and Cepheid. Ms. Jensen has also held leadership positions at Illinois Tool Works Inc., W. W. Grainger, and Snap-on. She graduated from San Jose State University with a bachelor's in Business Management with a concentration in Human Resources Management and earned her Lean Certification from The Fisher College of Business, the Ohio State University.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

KATHERINE E. BOLANOWSKI was appointed Vice President and Secretary in February 2022 and has served as the Company’s General Counsel since November 2020. Prior to joining the Company, Ms. Bolanowski held positions as Partner and Associate at Kirkland & Ellis LLP from February 2011 to November 2020. Ms. Bolanowski graduated from Pomona College with a bachelor's degree in economics and holds a law degree from The University of Chicago Law School.

JEFFREY J. WATOREK was appointed Vice President and Treasurer in April 2017 and also served as the Company's Secretary from April 2017 to February 2022. Prior to April 2017, Mr. Watorek served as the Company’s Director of Financial Planning and Analysis since 2012 and Manager of External Reporting from 2008 to 2012. Prior to joining the Company, Mr. Watorek served as a Manager at Ernst & Young. He graduated from the Canisius College with bachelor’s and master’s degrees in accounting.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement (commonly referred to as the “Say-on-Pay” vote) as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Say-on-Pay vote is advisory, and therefore not binding on the Company or the Compensation and Human Capital Committee. However, the outcome of the vote will provide information to the Company and the Compensation and Human Capital Committee regarding stockholder sentiment about our compensation policies and procedures, which the Compensation and Human Capital Committee will carefully review and consider when making future decisions regarding the compensation of our executive officers. Stockholders are encouraged to read the section below entitled “Compensation Discussion and Analysis,” which describes how our compensation policies and procedures implement our compensation philosophy.
In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of stockholders, a majority of stockholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, which must be held no later than 2023.
Our Compensation and Human Capital Committee has designed our executive compensation program to link pay with performance, and enable the Company to attract and retain qualified talent on the executive management team. We believe the Say-on-Pay vote represents an additional means by which our Compensation and Human Capital Committee may obtain important feedback from our stockholders about the executive compensation program it has designed for our executive officers.
As set forth in the Compensation Discussion and Analysis, the overall objective of our executive compensation program is to attract and retain the talent necessary to ensure Gibraltar’s continued success and to ensure alignment of executive pay with stockholder interests and support Company goals and strategies. To achieve this, the Compensation and Human Capital Committee has designed compensation programs that:
•Provide competitive total pay opportunity levels relative to an appropriate group of our peer companies;
•Drive high performance by our executive officers through the use of programs that support and reward desired business results;
•Provide opportunities for high performing executive officers to achieve above market rewards;
•Reinforce our commitment to operational excellence, quality, safety, innovation, and to the environment;
•Manage current and future programs and risks; and
•Provide the flexibility to vary compensation costs through periods of change in our business.
A significant portion of the total compensation of our executive officers is performance-based, in that it depends on the achievement of both short and long-term financial goals and strategic objectives. Additionally, by using our common stock as long-term incentive compensation, we incentivize the establishment and implementation of policies and programs which will improve the price of our stock.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")

In 2021, performance-based compensation represented 63% of our Chief Executive Officer’s targeted total compensation and an average of 47% of the targeted total compensation of our other named executive officers. We believe that this emphasis on both short and long-term financial performance in our compensation structure aligns executives’ and stockholders’ interests. The Compensation and Human Capital Committee believes that the executive compensation program is closely aligned with the long-term interests of our stockholders and is effective in implementing our compensation philosophy and in achieving our strategic goals.
The Say-on-Pay vote gives you, as a stockholder, the opportunity to provide feedback on our executive compensation program by voting for or against the following resolution:
“RESOLVED, that the stockholders of Gibraltar Industries, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Definitive Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and disclosure.”
The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth below in the Compensation Discussion and Analysis, the Compensation and Human Capital Committee is of the view that the executive compensation for 2021 was reasonable and appropriate, justified by the performance of the Company and the result of a carefully considered approach.
Although the Say-on-Pay vote is non-binding, the Board of Directors and Compensation and Human Capital Committee will carefully consider the outcome of the Say-on-Pay vote, as well as other communications from stockholders relating to our compensation practices, in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT IN PROPOSAL 2.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the compensation program and compensation philosophy regarding our Named Executive Officers (“NEOs”) for the 2021 fiscal year. Our NEOs for fiscal 2021 included:

Named Executive Officer	Title
William T. Bosway	President and Chief Executive Officer
Patrick M. Burns	Chief Operating Officer
Timothy F. Murphy	Senior Vice President and Chief Financial Officer
Elizabeth R. Jensen	Vice President and Chief Human Resources Officer
Jeffrey J. Watorek	Vice President and Treasurer

Executive Summary

Our compensation program is based on a pay-for-performance philosophy and is designed to attract and retain qualified talented executives who create compounding and sustainable value to our stockholders through the achievement of the Company's strategy built on three core pillars: Business Systems, Portfolio Management, and Organization Development.
2021 Performance and Results
Net sales increased by $307.2 million, or 29.8%, to $1.3 billion in 2021. The 29.8% increase in net sales was driven by our Renewables and Residential segments. Net sales generated from our 2020 acquisitions contributed 20.9%, or $215.7 million. Organic growth of 8.9%, or $91.5 million, was a result of both increases in pricing to customers and an increase in volume, the result of strong end market demand and participation gains primarily in our Residential segment.
While GAAP net income and EPS from continuing operations were lower than 2020, largely the result of acquisition-related integration and restructuring initiatives, we generated positive growth in adjusted net income and adjusted EPS. These results were below our expectations, and reflect an environment that pressure-tested our systems and processes, our organization, and our operating paradigms. On an adjusted basis, we were able to improve despite headwinds throughout the year from accelerating inflation and constraints on materials, labor and transportation used in our operations as a result of significant progress made in integrating our businesses, improving systems, and general execution. Additionally, we worked diligently to minimize disruptions from the COVID pandemic and to keep our team safe, particularly in the first and fourth quarters of 2021, when COVID infection rates were at their highest. These same challenging factors led to investments in working capital, primarily an increase in the Company's inventory, largely a result of higher raw material costs and in-bound freight, as compared to prior year, along with higher levels of inventory to meet customer needs.

The Compensation and Human Capital Committee set 2021 targets at levels that exceeded 2020 actual results, with the exception of 2021 ROIC which was set below 2020 actual ROIC. ROIC targets were set below the achieved level of 2020 to reflect the impact of the acquisitions made during 2020, and the recognition that there is an initial negative impact to ROIC before an acquisition is fully integrated. The Company's financial results did not meet the threshold amounts set in either the MICP or PSU programs, and therefore no amounts were earned under these programs in 2021.
COVID-19 and Supply Chain Impacts on Performance Targets
The performance targets for 2021 were approved by the Compensation and Human Capital Committee in February 2021 and no adjustments were made to the performance targets during fiscal year 2021.

COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Highlights Gibraltar is committed to a philosophy that is heavily weighted toward pay-for-performance. Some of the best practices we employ to achieve this objective include:

What We Do	What We Don’t Do

Deliver a significant portion of executive compensation in the form of at-risk, performance-based compensation	X	Have single-trigger change-in-control agreements
Set performance goals for stock-based incentives on ROIC based in part on consultation with significant stockholders	X	Provide double-trigger change-in-control cash benefits greater than 275% of cash compensation
Limit the maximum payout that can be received in our annual cash incentive plan to 200% of target	X	Maintain a supplemental executive retirement plan
Reward certain executives with performance-based compensation awards linked to relative total stockholder return	X	Allow our directors and employees to enter into hedging and pledging transactions with Gibraltar stock
Require our directors and executive officers to satisfy stock ownership guidelines	X	Provide excise tax gross-ups upon a change in control
Engage in a rigorous target-setting process and use multiple performance metrics for the annual cash incentive plan	X	Provide tax gross-ups on executive benefits and perquisites
Maintain a Clawback Provision that applies to our named executive officers	X	Grant discounted stock options or, reload or re-price stock options without stockholder approval
Reasonable use of executive perquisites
Focus on mitigating undue risk in compensation programs

The Compensation and Human Capital Committee believes that the Company’s pay-for-performance philosophy and commitment to compensation programs that encourage the creation of sustainable, long-term stockholder value and alignment of the interests of the named executive officers with those of our stockholders have been successful in encouraging consistent improvement in the Company’s operating results.
The summary above, as well as the information contained in this CD&A, reflects the Compensation and Human Capital Committee’s aim to design a compensation program that fairly rewards our executive officers based on performance that is consistent with best practices and in line with pay practices used by our peer group.

Say-on-Pay Vote Results and Response

Based on the results of the Say-on-Pay vote at the 2021 Annual Meeting of Stockholders, in which Gibraltar received 92.8% support from its stockholders, the Compensation and Human Capital Committee concluded that the vast majority of stockholders supported the Company’s compensation programs. The Compensation and Human Capital Committee therefore determined that is was not necessary to make any material changes to our executive compensation program for 2021 as a result of the Say-on-Pay vote.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy and Pay-for-Performance

The Compensation and Human Capital Committee’s executive pay philosophy is designed to promote alignment of executive pay with stockholder interests and to support Company goals and strategies. Executive compensation programs are designed and managed to promote value creation, to advance overall business objectives, to attract and retain the workforce necessary to ensure the Company’s continued success, and to support Gibraltar’s position as a leading manufacturer and provider of products and services for renewable energy, residential, agtech and infrastructure markets. From time to time, the executive pay philosophy may be adjusted as necessary, to ensure alignment of executive pay with stockholder interests and to support the Company’s goals and strategies.
The Compensation and Human Capital Committee focuses the design and delivery of the Company’s compensation programs to achieve the following:
•Provide competitive total pay opportunity levels relative to an appropriate group of our peer companies;
•Drive high performance by our executive officers through the use of programs that support and reward desired business results;
•Provide opportunities for high performing executive officers to achieve above market rewards;
•Reinforce our commitment to operational excellence, quality, safety, innovation, and to the environment;
•Manage current and future programs and risks; and
•Provide the flexibility to vary compensation costs through periods of change in our business.
We believe our named executive officer’s interests are more directly aligned with the interests of our stockholders when compensation programs are significantly aligned with and impacted by the value of our Common Stock, encourage ownership of our Common Stock, and reward both short and long-term financial performance. The significant elements of our compensation program for executive officers include base salary, the annual Management Incentive Compensation Plan (“MICP”), equity-based incentive compensation under the Long-Term Incentive Plan (“LTIP”), other perquisites, and non-qualified, equity-based deferred compensation plan (“2018 MSPP”).

The Compensation and Human Capital Committee believes our LTIP, which includes performance-based and time-based equity awards, furthers the objectives noted above and directly aligns with the interest of our stockholders. Another element of our compensation program, the MICP, provides an annual incentive program to our executives which is based upon the achievement of financial and strategic goals. The Compensation and Human Capital Committee believes the other elements of our compensation program are competitive with the market for our management talent and allow us to attract and retain a highly qualified senior management team. As a result, the compensation programs include a substantial portion of performance-based compensation, including the MICP and performance-based equity awards issued under the LTIP.
Consistent with our executive pay philosophy, our CEO’s target compensation is designed to be heavily weighted toward performance-based compensation. During 2021, as depicted in the following chart, 63% of our CEO’s target compensation was provided in the form of performance-based compensation, with an additional 19% attributed to time-vested stock awards. During 2021, on average, 47% of our other NEOs compensation was performance-based compensation, with another 11% attributed to time-vested stock awards. The long-term value of time-vested stock awards will fluctuate with our stock price, thus aligning our executive officers’ interests with our stockholders’ interests.
The following charts highlight the targeted compensation mix for our CEO and the average mix for the other NEOs in 2021:

COMPENSATION DISCUSSION & ANALYSIS

CEO 2021 Annual Target Compensation	Other NEOs Average 2021 Annual Target Compensation

"At Risk" Performance-Based Compensation 63%	"At Risk" Performance-Based Compensation 47%

Performance-based compensation consists of annual incentive compensation and performance-based equity awards. A significant portion of the executive officers’ compensation is at-risk based on the value of the Company’s common stock and financial performance. The above charts include targeted compensation generated from the Company match, assuming full allowable amount eligible to be deferred, which is provided for salary and MICP deferrals into our non-qualified deferred compensation plans, and is an important part of our compensation program. Compensation deferred into the 2018 MSPP and any amounts that are matched, are converted to restricted stock units and are also at-risk, since they are based on the value of the Company’s Common Stock. The structure of our non-qualified deferred compensation plans furthers our goal of aligning the interest of our executive officers with the interests of our stockholders as it encourages the deferral of their current compensation for a future payment based on the Company’s future stock price.

The Compensation and Human Capital Committee believes the structure of the MICP incentivizes management to simplify and improve the Company’s operations to generate higher earnings, at a higher rate of return, with a more efficient use of capital.
The other significant components of compensation for our executive officers are not at-risk and consist of a competitive base salary and long-term incentive compensation consisting of time-based restricted stock units (“RSUs”). The RSUs convert to shares over a vesting period generally consisting of four years. The Compensation and Human Capital Committee believes the RSU awards align the executive officers’ goals with the interests of our stockholders as the officers are incentivized to adopt a long-term approach to value creation and increase the stock price through ownership of RSUs and shares of the Company’s common stock. We believe time-based equity awards provide a good balance between performance and share ownership which aligns with long term interests of our stockholders while at the same time encouraging continuity of our executive management.

COMPENSATION DISCUSSION & ANALYSIS

Distinguishing Awarded Compensation from Realized Compensation

It is important to distinguish the compensation awarded to our named executive officers in 2021, as required to be reported under applicable SEC rules, from the compensation that was actually earned by our named executive officers. Compensation reported within the Summary Compensation Table uses different measurements of the compensation reported depending on the type of compensation. The PSU compensation reported for each executive officer is disclosed at targeted award value, or grant-date fair value, while the compensation from the MICP reported in the table reflects the actual amount earned and paid to the named executive officers, or realized value. If both portions of performance-based compensation were measured at their realized value, it would show the impact of actual performance on each named executive officer’s compensation.
The chart and table below show the performance-based and deferred compensation components of total compensation realized by our named executive officers in 2021.
•Amounts shown for each "Target" pay column reflect (A) Total Fixed Compensation of (i) base salary paid during the fiscal year, (ii) actual 2018 MSPP base salary match contributed during the fiscal year, (iii) the grant-date fair value of RSU awards, and (iv) all other compensation paid during 2021, all of which correspond to the amounts reported in the Summary Compensation Table, and (B) Performance-Based Compensation of (i) target annual incentive compensation calculated based upon a percentage of each named executive officers base salary as of December 31, 2021 at the target MICP payout percentage, (ii) the grant-date fair value of PSU awards that corresponds to the Summary Compensation Table, and (iii) MSPP matching contributions related to the 2021 annual incentive compensation award at target.
•Amounts shown for each "Realized" pay column reflect (A) Total Fixed Compensation reflected in the "Target" pay column, as described above, which corresponds to the amount reported in the Summary Compensation Table, and (B) Performance-Based Compensation of (i) annual incentive compensation calculated based upon a percentage of each named executive officers base salary as of December 31, 2021 at the actual MICP payout percentage, (ii) the grant-date fair value of PSU awards multiplied by the actual 2021 PSU payout percentage, and (iii) 2018 MSPP matching contributions related to the 2021 annual incentive compensation award at the actual MICP payout percentage.

As shown below, the realized compensation earned by each Named Executive Officers ranged from 35% to 60% of targeted compensation. Realized compensation was less than target compensation as a result of the Company’s performance in relation to the performance goals set for the MICP and PSU awards. The Compensation and Human Capital Committee believes realized compensation is an important metric to understand when evaluating the effectiveness of the Company’s compensation programs.

COMPENSATION DISCUSSION & ANALYSIS

Name	Total Fixed Compensation (1) ($)	Performance Based Compensation						Total Fixed and Performance Based Compensation		Realized Pay as a % of Target (%)
		MICP		PSUs		Deferred Compensation
		Target (2) ($)	Realized (1) ($)	Target (1) ($)	Realized (3) ($)	Target (4) ($)	Realized (4) ($)	Target ($)	Realized ($)
William T. Bosway	1,857,714	990,000	—	1,856,217	—	594,000	—	5,297,931	1,857,714	35%
Patrick M. Burns	738,885	270,000	—	449,987	—	162,000	—	1,620,872	738,885	46%
Timothy F. Murphy	721,128	270,000	—	449,987	—	162,000	—	1,603,115	721,128	45%
Elizabeth R. Jensen	565,057	127,750	—	255,490	—	76,650	—	1,024,947	565,057	55%
Jeffrey J. Watorek	330,788	60,250	—	144,595	—	18,075	—	553,708	330,788	60%

(1)Amounts correspond to those set forth in the Summary Compensation Table.
(2)Equal to the target annual incentive compensation calculated for each NEO based upon a percentage of their salaries.
(3)There were no PSUs earned in 2021.
(4)The deferred compensation (i) target equals the Matching RSUs that would be credited to their non-qualified deferred compensation accounts if each NEO deferred MICP at target; and (ii) realized amount equals the value of the company-match shares that were credited to their non-qualified deferred compensation accounts in 2021 related to actual MICP.

COMPENSATION DISCUSSION & ANALYSIS

Design of the Compensation Program

The Compensation and Human Capital Committee engaged an independent compensation advisor, Korn Ferry, to provide survey information and assistance in connection with the review and analysis of the compensation program for our executive officers in 2021 to confirm that the emphasis of this program is on performance and long-term incentives and is competitive within our industry in terms of base salaries, annual incentives, and long-term incentives. These three components are the key elements of the compensation program provided to our executive management team.
The Company’s compensation program is reviewed annually to ensure that the goals of the program are met and is amended from time to time to incorporate changes consistent with current industry best practices. The compensation program compensates our executive officers through a mix of base salary, annual incentive payments, and long-term equity-based incentives.
Peer Company Analysis
The relative levels of targeted compensation of our executive officers are determined, in part, by reference to compensation paid to similarly situated executives by a peer group of companies selected by the Compensation and Human Committee along with survey data in consultation with Korn Ferry. The peer group selected by the Compensation and Human Capital Committee for purposes of determining 2021 compensation consisted of the following companies and reflects no changes to the peer group selected for purposes of determining 2020 compensation:

A.O. Smith Corporation	Eagle Materials, Inc.	Patrick Industries, Inc.
Aaon, Inc.	Enerpac Tool Group Corporation	PGT Innovations, Inc.
Albany International Corporation	Griffon Corporation	Quanex Building Products Corporation
American Woodmark Corporation	Insteel Industries, Inc.	Simpson Manufacturing Co., Inc.
Apogee Enterprises, Inc.	L.B. Foster Company	Trex Company, Inc.
Armstrong World Industries, Inc.	Masonite International Corporation

The Compensation and Human Capital Committee believes the chosen peer group aligns with best practices as it provides a sufficient sample size from which we draw conclusions, and reflects a representative market for executive talent that our business faces. The peer companies were selected based on their comparable size, as measured by net sales and market capitalization, and industry. Companies within the selected peer group are all building products or industrial businesses that have revenues equal to approximately 45% to 280% of Gibraltar’s revenues.
Compensation and Human Capital Committee Approval Process
Management recommendations for salary increases and participation levels for all other components of our compensation program, for all executive officers other than the CEO, are made annually and are based on the CEO’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility, the Company’s financial position, and degree to which his or her efforts have contributed to the implementation of the Company’s strategies and goals. This information, along with the information provided by Korn Ferry, is then used by the Compensation and Human Capital Committee to review and establish the compensation of each executive officer. The CEO’s compensation package is determined by the Compensation and Human Capital Committee based upon the same criteria. No executive officer provides input or participates in the deliberation of the Compensation and Human Capital Committee with respect to his or her own compensation.
Final authority for the establishment of annual compensation packages of our executive officers resides with the Compensation and Human Capital Committee. Once base salaries and participation levels are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive based upon the degree to which the Company’s annual goals have been achieved.

COMPENSATION DISCUSSION & ANALYSIS

Based on the peer group analysis described above along with CEO and Compensation and Human Capital Committee review, targeted annual incentive compensation and long-term equity-based incentive compensation components of each executive officer’s total compensation were set at percentages of each executive officer’s base salary. This provides the executive officers and stockholders a degree of certainty as to the level of incentive compensation which executive officers will be entitled to receive upon attainment of a specified level of performance.
The following table summarizes the targeted level of compensation for annual cash incentive compensation and long-term equity-based incentive awards (including RSUs and PSUs) for each NEO established by the Compensation and Human Capital Committee for 2021:

Position	Percentage of Salary
	Annual Incentive Compensation (MICP)	Long-Term Equity Compensation (LTIP)
President and Chief Executive Officer	120%	350%
Chief Operating Officer	60%	145%
Chief Financial Officer	60%	145%
Vice President and Chief Human Resources Officer	35%	95%
Vice President and Treasurer	25%	70%

The Compensation and Human Capital Committee set the targeted annual incentive compensation and long-term equity-based incentive compensation levels as a percentage of salary for individual in consultation with Korn Ferry, considering peer group practices, survey data, length of service and role at the Company. The Compensation and Human Capital Committee considers these compensation levels reasonable in comparison to the peer companies described above and tailored to the Company’s leadership structure, level of responsibility, and emphasis on pay-for-performance while also emphasizing stock ownership which the committee believes aligns management’s interests with the interests of our stockholders.
Consideration of Risk
We believe the design of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. Our compensation program is balanced and focused on the long-term so that our executive officers are incentivized to deliver superior performance over sustained periods. In an effort to promote a focus on the long-term, these compensation plans are designed to allow for deferral of compensation and have elements that are only realizable upon completion of a five-year service requirement under the 2018 MSPP. We believe these plans provide strong incentives to implement policies that promote long-term value creation while avoiding excessive risk-taking in the short-term.
Performance goals are established to align with our overall risk framework and reflect a balanced mix of financial measures designed to avoid placing excessive weight on a single measure. Compensation is also balanced among current cash payments, deferred cash, and equity awards. With limited exceptions, the Compensation and Human Capital Committee retains discretion to adjust compensation for quality of performance and adherence to Company values. Additionally, we have policies in place that limit the amount of compensation that can be earned under performance-based incentive programs, require our executive officers to own certain levels of Company stock, prohibit hedging and pledging activities, and include a Clawback Provision for all performance-based compensation.

COMPENSATION DISCUSSION & ANALYSIS

Elements of Our Compensation Program

Our fiscal 2021 compensation program for named executive officers contained the following elements:
Base Salary
Base salary is annual fixed cash compensation and is the principal non-variable element of the Company's total compensation program.
The Compensation and Human Capital Committee reviews and approves base salaries generally at its February meeting with new salaries effective early March of the same year. Base salaries for our named executive officers reflect the level, scope and complexity of the named executive officer's role and responsibility and whether their base salary is appropriately positioned relative to similarly situated executives in our peer group and survey data. Our competitive analysis includes a review of the base salaries paid by our peer group companies to their executive officers and survey data. For fiscal 2021, the Compensation and Human Capital Committee reviewed and approved the base salaries shown below.

Named Executive Officer	Base Salary (Annualized Rate)
	Fiscal 2021	Fiscal 2020	% Change
William T. Bosway	$825,000	$700,000	17.9%
Patrick M. Burns	$450,000	$430,000	4.7%
Timothy F. Murphy	$450,000	$430,000	4.7%
Elizabeth R. Jensen	$365,000	n/a	n/a
Jeffrey J. Watorek	$241,000	$232,000	3.9%

The increases in Mr. Bosway's base salary and LTIP participation level in 2021 reflect the Compensation and Human Capital Committee's determination that such increases are consistent with the Company’s stated compensation philosophy and reflects Mr. Bosway’s skill level, experience, and overall success in the role over his tenure.

Annual Management Incentive Compensation Plan
Our annual Management Incentive Compensation Plan (“MICP”) is designed to provide alignment between executive management’s cash compensation with stockholder interests by rewarding management for achievement of performance targets that the Compensation and Human Capital Committee believes will enhance stockholder value. The performance goals and weightings are reviewed by the Compensation and Human Capital Committee with management on an annual basis and adjusted if deemed appropriate by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee reviews and alters the weightings and the targets to ensure the management team focuses on the key metrics during different periods. Seventy-five percent (75%) of the overall annual MICP payout is based on net sales and adjusted earnings per share ("adjusted EPS"), which are evaluated in a nine-by-nine matrix with a payout between 35% to 200% of target. The 35% payout is earned if both net sales and adjusted EPS meet the threshold levels of achievement, and 200% is earned if both net sales and adjusted EPS meet or exceed the 200% achievement levels. If either actual net sales or actual adjusted EPS is less than the threshold level of achievement, the payout percentage is zero. The remaining twenty-five percent (25%) of the overall annual MICP payout is based on days working capital ("DWC") with a payout between 35% to 200% of target. The 35% payout is earned if the DWC threshold level of achievement is met, and the 200% payout is earned if the actual DWC meets or exceeds the 200% achievement level. If actual DWC is less than the threshold level of achievement, the payout percentage is zero. See the detailed description of net sales, adjusted EPS and DWC in Appendix A.
The graphic below illustrates the weighting of the performance goals and the calculation of the financial performance goals of the 2021 annual MICP.

COMPENSATION DISCUSSION & ANALYSIS

Fiscal Year 2021 Design		x		x			+

9-by-9 Matrix

	Base Salary ($)		Target Annual Incentive Compensation Percentage (%)		Net Sales	Adjusted EPS		DWC

					Weighted 75%			Weighted 25%

The targets and thresholds for the achievement of annual MICP awards for fiscal year 2021 compared to actual achievement and payout factor are as follows:

Level of Achievement	Net Sales (in millions)	Adjusted EPS	DWC

Threshold	$1,244	$3.20	37.4
100% Achievement	$1,349	$3.47	32.0
200% Achievement	$1,460	$3.76	27.1

Actual	$1,339	$2.78	45.0

Payout Factor	—%		—%
Weighting	75%		25%

MICP Payout Percentage	—%		—%

Targeted annual incentive compensation under the annual MICP as a percentage of executive officer base salaries along with the potential payouts at target and actual are as follows:

Named Executive Officer	Targeted Annual Incentive Compensation as a Percentage of Base Salary	Base Salary	Potential Payout At Target	Actual
				Payout Percentage	Payout At Actual
William T. Bosway	120%	$825,000	$990,000	—%	$—
Patrick M. Burns	60%	$450,000	$270,000	—%	$—
Timothy F. Murphy	60%	$450,000	$270,000	—%	$—
Elizabeth R. Jensen	35%	$365,000	$127,750	—%	$—
Jeffrey J. Watorek	25%	$241,000	$60,250	—%	$—

COMPENSATION DISCUSSION & ANALYSIS

The Compensation and Human Capital Committee believes incentivizing management to deliver improved earnings with a focus on the efficient use of capital will provide stockholders with value as higher profits and lower working capital requirements lead to increased cash flow used to fund growth initiatives of the Company, including acquisitions.
The Compensation and Human Capital Committee believes the combination of the three financial performance targets of Net Sales, Adjusted EPS, and DWC, incentivizes management to maximize the return on investment for our stockholders. Furthermore, the Compensation and Human Capital Committee concluded that the metrics used in determination of the annual MICP payout are effectively connected to the creation of stockholder value.
The Compensation and Human Capital Committee uses adjusted financial information to determine the incentive compensation paid to named executive officers under our performance-based compensation plans in order to keep management motivated to make hard decisions to drive long-term value creation, such as entering into restructuring plans, and making acquisitions and divestitures despite the short-term costs associated with these activities. These items normally are not subject to the budgeting process and cannot necessarily be anticipated.
Equity-based Incentive Compensation
We maintain equity-based incentive compensation plans known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan and 2018 Equity Incentive Plan (the “Omnibus Plans”). Our Omnibus Plans are an integral component of our overall compensation structure and provide the Company the vehicles through which we make awards of equity-based compensation to our named executive officers and other management employees.

Long-Term Incentive Plan
The Compensation and Human Capital Committee has provided for grants of equity-based awards to our named executive officers each year under the Long-Term Incentive Plan (“LTIP”). The Compensation and Human Capital Committee grants long-term equity-based awards with a target value, at the time the award is made, equal to a percentage of the executive officer’s base salary. Equity awards consist of time-vested grants of restricted stock units (“RSUs”) and performance-based grants of performance stock units (“PSUs”). Targeted annual incentive compensation under RSU and PSU awards as a percentage of executive officer base salaries during 2021 are as follows:

Named Executive Officer	Target Annual Incentive Compensation of 2021 RSUs	Annual RSU Grants as a Percentage of Base Salary	Target Annual Incentive Compensation of 2021 PSUs	Annual PSU Grants as a Percentage of Base Salary
William T. Bosway	$1,031,250	125%	$1,856,250	225%
Patrick M. Burns	$202,500	45%	$450,000	100%
Timothy F. Murphy	$202,500	45%	$450,000	100%
Elizabeth R. Jensen	$91,250	25%	$255,500	70%
Jeffrey J. Watorek	$24,100	10%	$144,600	60%

Restricted Stock Units
Under the terms of RSU awards, vesting occurs in equal installments over a four (4) year period commencing on the first anniversary of the grant date. The vesting conditions which apply to RSUs granted to the executive officers under the Company’s LTIP are designed to reward executives for continuing their employment with the Company and for implementing policies and practices which increase the value of the Company’s Common Stock over a significant period of time.
Performance Stock Units
Under the terms of PSU awards, achievement is determined based on ROIC (as defined in the award) in the year of issuance and cliff-vest three years from date of grant The number of PSUs earned were determined during the 2021 performance period based upon the Company’s ROIC compared to the targeted ROIC. The Compensation and Human Capital Committee has selected ROIC as the performance goal used in determining payouts under PSU awards based on stockholder feedback and management’s recommendation.

COMPENSATION DISCUSSION & ANALYSIS

ROIC is an important metric to be considered when making investment decisions and a focus on ROIC will incentivize management to make careful considerations when allocating capital for equipment, innovative growth opportunities, acquisitions, and other growth initiatives. The Company is actively focusing on portfolio management and has significant capital resources to utilize in acquisitions to expand its position and shape its markets, and as a result, we believe it is challenging to forecast for periods longer than one year. Although the PSU awards use only one performance metric to determine the number of units earned under the grants, the Compensation and Human Capital Committee believes ROIC is a broad measurement of performance that measures profitability, cash flow generation, and asset management. Given that ROIC is a broad performance metric, we believe this measure is indicative of the effectiveness of our executive management team. The Compensation and Human Capital Committee believes that incorporating ROIC as a component of our compensation program closely aligns executive officer compensation with the interests of the Company's stockholders and the three-year vesting period incentivizes long-term value creation and promotes retention of the Company's executive management team.
Targeted ROIC is determined based upon the budget presented to the Board of Directors by the executive management team. The Compensation and Human Capital Committee approved the 2021 target of 14.6% based on the budgeted financial information presented. The threshold to earn any PSUs under the award was set at 13.6%. The maximum number of shares earned is limited to 200%, which would have required a ROIC of 16.6% or higher to achieve.

In 2021, the named executive officers did not earn any of the PSUs as the actual ROIC as calculated in Appendix A was below the threshold set by the Compensation and Human Capital Committee.
The following table calculates the number of PSU awards issued and earned during 2021:

	William T. Bosway	Patrick M. Burns	Timothy F. Murphy	Elizabeth R. Jensen	Jeffrey J. Watorek
Salary as of grant date	$825,000	$450,000	$450,000	$365,000	$241,000
PSU grant as a percentage of salary	225%	100%	100%	70%	60%
Target compensation from PSU awards	$1,856,250	$450,000	$450,000	$255,500	$144,600
Stock price as of grant date	$88.06	$88.06	$88.06	$83.63	$88.06
PSUs awarded during 2021	21,079	5,110	5,110	3,055	1,642
Percentage of PSUs earned	—%	—%	—%	—%	—%
PSUs earned during 2021	—	—	—	—	—

COMPENSATION DISCUSSION & ANALYSIS

Non-qualified Deferred Compensation Plan
A feature of our 2018 Equity Incentive Plan, as described above, is the 2018 Management Stock Purchase Plan (“2018 MSPP”), a non-qualified deferred compensation arrangement, which allow our executive officers to defer receipt of a portion of their base salary and a portion of the amount of their annual incentive compensation earned under MICP.
For those executive officers who have elected to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) in an amount based on a percentage of their deferrals. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, termination without cause, and death or disability, before the executive officer reaches the fifth anniversary of the executive officer's vesting commencement date.
Payment of RSUs credited to the account of an executive officer to reflect amounts deferred under the 2018 MSPP are made to the participant upon a termination of employment. In addition, if the executive officer’s employment is terminated after the fifth anniversary of the executive officer's vesting commencement date, or if the executive officer’s employment is terminated without cause, or due to death or disability, before the executive officer reaches the fifth anniversary of the executive officer's vesting commencement date, the participant will be entitled to receive payment for Matching RSUs.
The Compensation and Human Capital Committee approved the establishment of the 2018 MSPP, in order to attract, retain and motivate management employees. The 2018 MSPP provides investment alternatives ("Unrestricted Units") which are substantially similar to the universe of investment alternatives, including common stock of the Company ("Restricted Units"), available to employees who have elected to participate in the Gibraltar 401(k) Plan.
Under 2018 MSPP, the amount deferred and to be paid to a participant upon termination of his or her employment is equal to the hypothetical investments credited to his or her account plus the total number of RSUs, including Matching RSUs, if applicable, in his or her account multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the immediately preceding calendar-month's end date immediately preceding the date the participant becomes eligible to receive a distribution of his or her account under the 2018 MSPP.
Payment of the amount determined above is made to the participant based on an election made by the participant prior to the deferral in either (a) a lump sum, (b) five substantially equal annual installments, or (c) ten substantially equal annual installments, in each case, beginning six months after the date of termination. During the period that the installment payments are being made, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten-year US Treasury Notes plus two percent (2%).
We believe the 2018 MSPP further our compensation objectives of aligning the interests of our executive officers with stockholder interests by providing the executive officers an opportunity to increase post-termination compensation as a result of increases in the value of the Company’s common stock over their careers.

The following table summarizes the amount each NEO deferred into the 2018 MSPP, the number of Restricted Units credited to their 2018 MSPP accounts, and the Matching RSUs credited to their 2018 MSPP accounts during 2021:

Named Executive Officer	Deferred Compensation ($)	RSUs Credited to 2018 MSPP
		Officer Deferrals (#)	Company Match (#)
William T. Bosway	$502,425	7,644	4,586
Patrick M. Burns	$279,979	2,706	1,594
Timothy F. Murphy	$279,979	3,986	2,107
Elizabeth R. Jensen	$29,481	389	155
Jeffrey J. Watorek	$49,817	—	146

COMPENSATION DISCUSSION & ANALYSIS

CEO's Supplemental RSU Pool
On an annual basis, the Compensation and Human Capital Committee establishes a pool of RSUs and grants the CEO authority to issue RSUs from this pool at his discretion. If the CEO desires to issue RSUs from this pool to an executive officer or a direct report of the CEO, Compensation and Human Capital Committee approval is required. The awards are intended to provide the CEO with a tool to (a) recognize significant accomplishments or efforts not sufficiently recognized by the Company's annual or long-term incentive programs, (b) provide an incentive for retention, (c) acknowledge potential for leadership development, and (d) recognize a promotion or increased responsibilities. Awards are issued in the form of restricted stock or restricted stock units and generally cliff vest after a three year period. Mr. Watorek was awarded 460 RSUs during 2021 under the CEO's Supplemental RSU Pool.
Retirement Plans
Our executive officers are entitled to participate in our Gibraltar 401(k) Plan. The Company provides a 100% match of the first three-percent of compensation deferred, and 50% match on the next two-percent of compensation deferred. Participants are fully vested in all Company matching contributions. The Company does not provide any other retirement benefits aside from the 401(k) Plan.
Perquisites and Other Benefits
We annually review the perquisites that executive officers receive. The perquisites offered to our executive officers in 2021 include personal use of Company automobiles, health-care benefits, tax planning services and relocation reimbursement.
Change in Control Benefits
Our executive officers have been a key component in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive officers are aligned with the long-term success of the Company. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to vigorously negotiate the optimal financial terms for our stockholders in the event of any potential, future change in control transactions. As a result, the Company has entered into Change in Control agreements with each of Messrs. Bosway, Burns and Murphy.
Our Change in Control benefits for Messrs. Bosway, Burns and Murphy provide for the protection of previously granted equity-based incentive compensation and provide for a cash payment upon a double trigger event, which would be the consummation of the Change in Control transaction and subsequent termination of employment.
For more information concerning amounts our executive officers are entitled to receive upon a termination of employment and change in control, see “Potential Payments Upon Termination or Change in Control” below.
Generally Available Benefit Programs
The executive officers also participate in the Company’s other generally available benefit plans on the same terms as other employees at the Company’s headquarters. These plans include vacation, medical and dental insurance, life insurance, a supplemental salary continuation plan providing supplemental short-term disability benefits.

COMPENSATION DISCUSSION & ANALYSIS

Long-Term Incentive Compensation Grant Practices

Executive equity awards are approved at regularly scheduled Compensation and Human Capital Committee meetings, at the time of an executive hire or promotion or upon identification of a specific retention concern. The grant date of equity awards approved by the Compensation and Human Capital Committee is either the date of Committee approval or a date subsequent to the approval date as specified by the Committee. The timing of equity awards has not been coordinated with the release of material non-public information. The Compensation and Human Capital Committee’s general practice is to approve annual equity awards to executives at the Compensation and Human Capital Committee’s regularly scheduled meeting in February, when the Committee reviews the performance of the executive officers and typically determines the other components of executive compensation.
The target dollar value attributable to PSUs and RSUs, as applicable, has been translated into a target number of PSUs or RSUs, as applicable, using the closing price of the Company’s Common Stock on the date of grant (or on the immediately preceding trading day if the date of grant is not a trading day).

Executive Stock Ownership Guideline

In accordance with the Company's Stock Ownership Policy, the Chief Executive Officer is required to hold 500% of his or her base salary in shares of the Company's common stock or other permitted equity interest within five years following his or her appointment. Also in accordance with this policy, the Chief Operating Officer, Chief Financial Officer, and Vice Presidents are required to hold 300%, 300%, and 50% of their base salary, respectively, in shares of the Company's common stock or other permitted equity interest within three years following their appointment. For purposes of determining value of shares held, shares include common stock owned by the non-employee director, including those owned by spouse and/or minor children, performance stock units and restricted stock units settled in the Company's common stock. The value of shares held is determined based on current fair market value.
This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.gibraltar1.com.

Hedging and Pledging Company Securities Policy

Under our insider trading policy, the Company has adopted a policy that prohibits any director or executive officer from engaging in hedging transactions related to, or from pledging or creating a security interest in the Company's Common Stock that the director or officer directly or indirectly owns and controls. No NEO has hedged or pledged any shares of the Company's Common Stock.
This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.gibraltar1.com.

Clawback Policy

The Company has a Clawback Policy which requires recoupment of an executive officer’s performance-based compensation if the independent members of the Board determine that the executive engaged in fraudulent conduct that resulted in a restatement of financial statements filed with the Securities and Exchange Commission.
This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.gibraltar1.com.

COMPENSATION DISCUSSION & ANALYSIS

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of a current and former named executive officer’s compensation that exceeds $1,000,000 per year. Although the Compensation and Human Capital Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible in order to maintain flexibility in compensating named executive officers in a manner consistent with our compensation philosophy, as deemed appropriate. The Compensation and Human Capital Committee believes that stockholder interests are best served by not restricting the Compensation and Human Capital Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company. The Section 162(m) limitation resulted in a disallowed tax deduction for compensation expense of $6,762,855 in 2021.
Additionally, Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. The Company’s non-qualified deferred compensation arrangements are intended to comply with Section 409A.
If a company makes "parachute payments," Section 280G of the Code prohibits the company from deducting the portion of the parachute payments constituting "excess parachute payments" and Section 4999 of the Code imposes on a "disqualified individual" a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to disqualified individuals that are contingent upon a change in control in an amount equal to or greater than three times the disqualified individual’s base amount (in general, the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one time the disqualified individual’s base amount. The Change in Control Agreements and the Company’s equity incentive plans may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments. The Company does not pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee has reviewed and discussed the contents of the above Compensation Discussion and Analysis section of this Proxy Statement with management. Based on such review and discussion, the Compensation and Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s annual report on Form 10-K filed February 23, 2022.

COMPENSATION AND HUMAN CAPITAL COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

Craig A. Hindman (Chair)
Gwendolyn G. Mizell
William P. Montague
Linda K. Myers
Atlee Valentine Pope

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2021
Name and Principal Position	Year	Salary (2) ($)	Stock Awards		Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($)	All Other Compensation (7) ($)	Total ($)
			Restricted Stock Unit Awards (3) ($)	Performance Stock Unit Awards (4) ($)
William T. Bosway Chairman of the Board, President and Chief Executive Officer	2021	803,365	1,031,271	1,856,217	—	301,455	23,078	4,015,386
	2020	700,000	874,989	1,894,116	502,425	483,546	23,242	4,478,318
	2019	694,615	1,875,004	1,224,993	805,910	69,461	521,327	5,191,310
Patrick M. Burns Chief Operating Officer	2021	446,539	202,538	449,987	—	111,992	45,155	1,256,211
	2020	421,000	193,495	931,828	168,345	160,294	33,736	1,908,698
	2019	323,269	587,980	409,996	295,446	31,539	16,316	1,664,546
Timothy F. Murphy Senior Vice President and Chief Financial Officer	2021	446,539	202,538	449,987	—	145,661	27,398	1,272,123
	2020	421,000	193,495	931,828	168,345	213,848	28,229	1,956,745
	2019	406,615	184,507	409,980	286,221	180,132	33,143	1,500,598
Elizabeth R. Jensen (1) Vice President and Chief Human Resources Officer	2021	294,808	91,240	255,490	—	11,792	167,216	820,546

Jeffrey J. Watorek Vice President and Treasurer	2021	239,442	64,636	144,595	—	9,963	24,316	482,952
	2020	226,000	23,226	139,197	37,845	6,399	24,425	457,092
	2019	218,308	21,984	131,982	63,992	—	23,353	459,619

(1)Ms. Jensen was hired and appointed as Vice President and Chief Human Resources Officer effective March 8, 2021.
(2)Includes amounts, if any, deferred at the direction of the executive officer. Salaries vary from the amounts disclosed in the CD&A as a result of the timing of promotions and annual salary increase during 2021.
(3)This column represents the grant date fair value of time-vested restricted stock units granted that year under the 2018 Equity Incentive Plan. Fair value was calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. The amount included for 2021 RSU awards for all NEOs reflects the grant date fair value of RSUs issued under the annual LTIP program; and for Mr. Watorek also includes the grant date fair value of additional RSUs granted in March 2021, which cliff vest in three years.
(4)This column represents the grant date fair value of PSUs granted during that year under the 2018 Equity Incentive Plan. For the 2021 PSUs the assumptions applicable to these valuations can be found in Note 12 of the Notes to Consolidated Financial Statements - Equity-Based Compensation contained in the Gibraltar Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2021. ROIC is considered a performance condition and the grant-date fair value used in this table for the 2021 PSUs corresponds with management's expectation of the probable outcome of the performance condition as of the grant date. The maximum grant-date fair value for the 2021 PSUs are as follows: Mr. Bosway, $3,712,433; Mr. Burns, $899,973; Mr. Murphy, $899,973; Ms. Jensen, $510,979; and Mr. Watorek, $289,189. Based on the performance of the Company as measured by its actual ROIC compared to targeted ROIC, no units were earned under the 2021 PSU awards. As a result, no compensation will be earned under these PSU awards, and therefore the actual compensation differs from the grant date fair value disclosed. Further information regarding these awards can be found above in the CD&A on pages 40 and 41.
(5)This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years.
(6)This column represents the Company contributions to the non-qualified deferred compensation plans for each of the NEOs. which is included in the Non-qualified Deferred Compensation Table.
(7)This column represents the following 2021 other compensation:

Name	401(k) Match ($)	Health Reimbursement Account ($)	Relocation Reimbursement ($)	Personal Use of Company Autos ($)	Tax Planning ($)	Total ($)
William T. Bosway	11,600	7,757	—	2,421	1,300	23,078
Patrick M. Burns	11,600	15,797	—	12,758	5,000	45,155
Timothy F. Murphy	11,600	9,355	—	6,443	—	27,398
Elizabeth R. Jensen	1,516	—	165,700	—	—	167,216
Jeffrey J. Watorek	9,838	3,064	—	11,414	—	24,316

COMPENSATION OF EXECUTIVE OFFICERS

Grants of Plan-Based Awards in 2021
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	Grant Date Fair Value of Stock and Option Awards (S)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (7) (#)	Target (#)	Maximum (#)
William T. Bosway	MICP (1)	346,500	990,000	1,980,000				—	—
	3/1/2021 (2)							11,711	1,031,271
	3/1/2021 (3)				—	21,079	42,158	—	1,856,217
	3/5/2021 (4)							12,230	803,880
Patrick M Burns	MICP (1)	94,500	270,000	540,000				—	—
	3/1/2021 (2)							2,300	202,538
	3/1/2021 (3)				—	5,110	10,220	—	449,987
	3/5/2021 (4)							2,305	151,511
	3/31/2021 (5)							383	35,135
	6/30/2021 (5)							513	42,403
	9/30/2021 (5)							505	36,347
	12/31/2021 (5)							594	42,404
Timothy F. Murphy	MICP (1)	94,500	270,000	540,000				—	—
	3/1/2021 (2)							2,300	202,538
	3/1/2021 (3)				—	5,110	10,220	—	449,987
	3/5/2021 (4)							4,098	269,352
	3/31/2021 (5)							383	35,135
	6/30/2021 (5)							513	42,403
	9/30/2021 (5)							505	36,347
	12/31/2021 (5)							594	42,404
Elizabeth R. Jensen	MICP (1)	44,713	127,750	255,500				—	—
	3/8/2021 (2)							1,091	91,240
	3/8/2021 (3)				—	3,055	6,110	—	255,490
	3/31/2021 (5)							21	1,966
	6/30/2021 (5)							166	13,758
	9/30/2021 (5)							164	11,792
	12/31/2021 (5)							193	13,758
Jeffrey J. Watorek	MICP (1)	21,088	60,250	120,500				—	—
	3/1/2021 (2)							274	24,128
	3/1/2021 (6)							460	40,508
	3/1/2021 (3)				—	1,642	3,284	—	144,595
	3/5/2021 (4)							115	7,569
	3/31/2021 (5)							6	540
	6/30/2021 (5)							8	649
	9/30/2021 (5)							8	556
	12/31/2021 (5)							9	649

(1)Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan (“MICP”) for performance in 2021. The maximum payment under this plan is limited to 200% of target.
(2)Consists of restricted stock units issued under the Company’s 2018 Equity Incentive Plan that convert to shares upon vesting.
(3)Consists of performance stock units issued under the Company’s 2018 Equity Incentive Plan that convert to shares upon vesting.

COMPENSATION OF EXECUTIVE OFFICERS

(4)Consists of restricted stock units issued under the 2018 Management Stock Purchase Plan (“2018 MSPP”). Of the restricted stock units issued in 2021, 7,644 units, 1,281 units, 2,561 units issued to Messrs. Bosway, Burns and Murphy, respectively, represent units purchased through deferral of bonus, and 4,586 units, 1,024 units, 1,537 units, and 115 units issued to Messrs. Bosway, Burns, Murphy, and Watorek, respectively, represent the Company’s match. These restricted stock units convert into a hypothetical investment account upon vesting, which occurs upon fifth anniversary of the executive officer’s vesting commencement date. If employment is voluntarily terminated or terminated with cause prior to attaining the fifth anniversary of the executive officer’s participation commencement, matching units are forfeited. Upon termination of employment the balance in the hypothetical investment account is paid out as either a lump sum, or over five years, or over ten years.
(5)Consists of restricted stock units issued under the 2018 MSPP. Of the restricted stock units issued in 2021, 1,425 units, 1,425 units, and 389 units issued to Messrs. Burns, Murphy and Ms. Jensen, respectively, represent units purchased through deferral of salary; and 570 units, 570 units, 155 units, and 31 units issued to Messrs. Burns and Murphy, Ms. Jensen, and Mr. Watorek, respectively, represent the Company’s match. These restricted stock units convert into a hypothetical investment account upon vesting, which occurs upon fifth anniversary of the executive officer’s vesting commencement date. If employment is voluntarily terminated or terminated with cause prior to attaining the fifth anniversary of the executive officer’s participation commencement, matching units are forfeited. Upon termination of employment the balance in the hypothetical investment account is paid out as either a lump sum, or over five years, or over ten years.
(6)Mr. Watorek's discretionary RSUs vest and are payable, solely in shares of common stock of the Company, at the end of three consecutive calendar year periods beginning on March 1, 2021 ending on March 1, 2024 or, if earlier, upon death or disability, and forfeited if employment is terminated before March 1, 2024, for reasons other than death or disability.
(7)There is no threshold payout for reaching the minimum ROIC.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards for each NEO that were outstanding at the end of 2021.

Outstanding Equity Awards at Fiscal Year End
Name	Grant Date	Options Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
William T. Bosway	1/2/2019 (1)	—	—	—	—	9,342	622,925	—	—
	3/1/2019 (2)	—	—	—	—	10,787	719,277	—	—
	3/2/2020 (2)	—	—	—	—	12,546	836,567	—	—
	3/2/2020 (3)	—	—	—	—	25,643	1,709,875	—	—
	3/2/2020 (4)	—	—	—	—	—	—	12,000	800,160
	3/1/2021 (2)	—	—	—	—	11,711	780,889	—	—
Patrick M. Burns	3/18/2019 (5)	—	—	—	—	5,000	333,400	—	—
	3/18/2019 (2)	—	—	—	—	2,286	152,430	—	—
	3/2/2020 (2)	—	—	—	—	2,775	185,037	—	—
	3/2/2020 (3)	—	—	—	—	9,001	600,187	—	—
	3/2/2020 (4)	—	—	—	—	—	—	9,000	600,120
	3/1/2021 (2)	—	—	—	—	2,300	153,364	—	—
Timothy F. Murphy	8/8/2011 (6)	—	—	—	—	10,000	666,800	—	—
	1/2/2014 (6)	—	—	—	—	3,500	233,380	—	—
	1/2/2015 (6)	—	—	—	—	3,500	233,380	—	—
	4/3/2017 (7)	5,000	—	39.55	4/3/2027	—	—	—	—
	3/1/2018 (2)	—	—	—	—	1,316	87,751
	3/1/2019 (2)	—	—	—	—	2,275	151,697
	3/2/2020 (2)	—	—	—	—	2,775	185,037
	3/2/2020 (3)	—	—	—	—	9,001	600,187
	3/2/2020 (4)	—	—	—	—	—	—	9,000	600,120
	3/1/2021 (2)	—	—	—	—	2,300	153,364
Elizabeth R. Jensen	3/8/2021 (2)	—	—	—	—	1,091	72,748	—	—
Jeffrey J. Watorek	3/1/2018 (2)	—	—	—	—	158	10,535	—	—
	3/1/2019 (2)	—	—	—	—	272	18,137	—	—
	3/2/2020 (2)	—	—	—	—	333	22,204	—	—
	3/2/2020 (3)	—	—	—	—	2,914	194,306	—	—
	3/1/2021 (2)	—	—	—	—	274	18,270	—	—
	3/1/2021 (8)	—	—	—	—	460	30,673	—	—

(1)Each of these special RSU awards vests in equal annual installments on each of the first three anniversaries of the applicable grant date, subject to such person's continued employment on each vesting date.
(2)Each of these RSU awards vests in equal annual installments on each of the first four anniversaries of the applicable grant date, subject to such person's continued employment on each vesting date.
(3)Represents PSUs that will be settled in shares of the Company's common stock for which performance conditions have been satisfied and adjusted to actual achievement. These units cliff vest on March 2, 2023.

COMPENSATION OF EXECUTIVE OFFICERS

(4)Represents TSR PSUs granted to Messrs. Bosway, Burns and Murphy on March 2, 2020 based upon achievement of the Company’s relative total stockholder return generated over a three-year performance period ending March 1, 2023 compared to the total stockholder return of companies within the S&P SmallCap 600 Industrial Sector Index. The payout factor applied to target TSR PSUs granted is based upon meeting a threshold of the 40th percentile. At the 40th percentile, 50% of the target TSR PSUs will be issuable, at the 55th percentile, 100% of the target TSR PSUs will be issuable, and at the 75th percentile, 200% of the target TSR PSUs will be issuable. If the Company's TSR is negative or does not exceed the 40th percentile, no TSR PSUs will be issuable. These awards cliff-vest after three years on March 1, 2023, respectively, and will be settled in shares of the Company’s common stock. The number of TSR PSUs has been calculated for purposes of this table based on the assumption that target performance will be achieved.
(5)Each of these special RSU awards vests in equal annual installments on each of the first four anniversaries of the applicable grant date, subject to such person's continued employment on each vesting date.
(6)Each of these executive retirement RSU awards vests upon Mr. Murphy's retirement from the Company after October 7, 2023.
(7)Represents fully-vested options granted to Mr. Murphy which provide him with the right to purchase up to 5,000 shares of common stock of the Registrant at the exercise price.
(8)Represents discretionary RSUs awarded to Mr. Watorek. Discretionary RSU awards vest and are payable, solely in shares of common stock of the Company, at the end of three years beginning on March 1st, 2021 ending on March 1st, 2024 or, if earlier, upon death or disability. These RSUs are forfeited if employment is terminated before March 1st, 2024, for reasons other than death or disability

Option Exercises and Stock Vested in 2021
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William T. Bosway	—	—	53,951	3,834,732
Patrick M. Burns	—	—	16,354	1,185,270
Timothy F. Murphy	—	—	15,919	1,151,863
Elizabeth R. Jensen	—	—	—	—
Jeffrey J. Watorek	—	—	4,306	298,751

Non-qualified Deferred Compensation
Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
William T. Bosway	502,425	301,455	976,795	—	3,594,311	(5)
Patrick M. Burns	195,807	111,992	215,935	—	1,183,359	(5)
Timothy F. Murphy	279,980	145,661	1,533,854	—	5,913,161	(5)
Elizabeth R. Jensen	29,481	11,792	1,347	—	42,620	(5)
Jeffrey J. Watorek	30,895	9,963	11,001	—	80,742	(5)

(1)Represents the deferred amount of Messrs. Bosway, Burns, Murphy, and Watorek respective annual incentive compensation award earned under the Management Incentive Compensation Plan during 2020; and Messrs. Burns and Murphy, Ms. Jensen, and Mr. Watorek respective salary deferrals in 2021. Amounts included as compensation and presented in the Salary column of the Summary Compensation Table for 2021 are $111,635, $111,635, $29,481, and $11,972 for Messrs. Burns, Murphy, Ms. Jensen, and Mr. Watorek, respectively; and $502,425, $84,172, $168,345, and $18,923 for Messrs. Bosway, Burns, Murphy, and Watorek, respectively, were included as compensation and presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2020 above.
(2)Represents the matching contributions from the Company related to the deferred amount of Messrs. Bosway, Burns, Murphy, and Watorek respective annual incentive compensation award earned under the Management Incentive Compensation Plan during 2020; and Messrs. Burns, Murphy, Ms. Jensen, and Mr. Watorek respective salary deferrals in 2021. Amounts reported are included as compensation and presented in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table for 2021.

COMPENSATION OF EXECUTIVE OFFICERS

(3)Represents the associated earnings on the balance of each participating executive officer’s account under the Management Stock Purchase Plan and 2018 Management Stock Purchase Plan during 2021, respectively. Amounts reported are not included as compensation in the Summary Compensation Table above.
(4)Amounts previously reported as compensation to Messrs. Bosway, Burns, Murphy and Watorek in Summary Compensation Table for previous years is $2,034,996, $607,863, $2,458,830, and $41,320, respectively.
(5)Amount includes $1,584,153 attributable to matching RSUs for Mr. Murphy under the Management Stock Purchase Plan, respectively, that will vest on Mr. Murphy's sixtieth (60th) birthday if Mr. Murphy continues employment through such date; and $1,307,378, $443,209, $12,177 and $22,242 attributable to matching RSUs for Messrs. Bosway and Burns, Ms. Jensen, and Mr. Watorek under the 2018 Management Stock Purchase Plan, respectively, that will vest on each of their fifth (5th) anniversary of their vesting commencement date, if they continue their employment through such date, respectively.

Pay Ratio

We are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee including (i) the median of the annual total compensation of the employees of Gibraltar, except the CEO (“median employee”); (ii) the annual total compensation of the CEO of Gibraltar; and (iii) the ratio of the amount of the annual total compensation of the CEO to the amount of the median annual total compensation of the employees of Gibraltar, except the CEO.
We elected to re-identify our median employee for 2021 considering changes in our employee population since the median employee was last identified as of December 31, 2020, including that we previously excluded 377 employees that became Gibraltar's employees in 2020 as a result of 2020 acquisitions. As of the end of fiscal year 2021, we employed 2,021 employees, compared to 2,337 total employees at the end of fiscal year 2020. Our fiscal year 2021 employees includes 832 employees classified as salary and 1,189 employees classified as hourly.
We selected December 31, 2021 as the date upon which we would identity the median employee for 2021. The Company’s median employee was identified using the annual total compensation as determined from the Company’s payroll records for the twelve-month period ended December 31, 2021 for the employees of Gibraltar, except the CEO of Gibraltar, that were employed as of December 31, 2021. The total compensation of employees hired during the year and employed as of December 31, 2021 was annualized.
Non-U.S. employees in Asia accounted for 1.6% of Gibraltar’s employees, and therefore have been excluded under the “de minimis” exemption. We converted compensation for employees paid in currencies other than U.S. dollar into U.S. dollars based on exchange rates as of the end of 2021. We examined a small group of employee for whom annual total compensation as determined from the Company's payroll records was within a few dollars around the median. From this group, we selected an individual we determined to be reasonably representative of our median employee.
As calculated using the methodology required for the Summary Compensation Table, the annual total compensation of Mr. Bosway was $4,015,386. The annual total compensation of the selected median employee using the same methodology was $63,481. As a result, the calculated ratio of the median employee annual total compensation to the CEO’s annual total compensation is 63 to 1. This ratio is a reasonable estimate calculated in the manner consistent applicable SEC rules. In light of the numerous different methodologies, assumptions, adjustments and estimates that companies apply as permitted under the SEC rules, our reported pay ratio may not be comparable to the pay ratio reported by other companies.

COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments on Termination or Change in Control
The following section describes and quantifies potential payments to the named executive offices under the Company's compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company as of December 31, 2021.
Severance Agreement
Upon termination without cause or a voluntary termination with good reason of Mr. Bosway, the Company's Chairman of the Board, President and Chief Executive Officer, is entitled to a severance payment payable in equal installments over the two (2) year period following termination of employment in an amount equal to two (2) times Mr. Bosway's base salary.
Restricted Stock Units
The awards of restricted stock units (“RSUs”) which the Company has made to its executive officers provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is: (i) terminated by the Company without cause, (ii) in the case of the CEO, terminated for “good reason,” or (iii) terminated after one year from the date of grant if the executive officer has attained age 60 and completed at least five years of service to the Company. In each case, a termination without cause will be considered to have occurred if the executive officer’s employment is terminated by the Company for any reason other than a determination by the Compensation and Human Capital Committee that the executive officer has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business. Additionally, the awards of RSUs provide that if a change in control of the Company occurs and, in connection with the change in control, the successor does not expressly assume the RSUs or issue to the executive officers a substitute award, then the executive officers will be entitled to payment for RSUs outstanding on the date the change in control occurs.
Performance Stock Units
The awards of performance stock units (“PSUs”) which the Company has made to its executive officers provide that if an executive officer’s employment is terminated by the Company without cause or after one year from the date of grant if the executive officer has attained age 60 and completed at least five years of service to the Company, the executive officer will be entitled to payment for the PSUs earned prior to termination. Additionally, the awards of PSUs provide that if a change in control of the Company occurs and, in connection with the change in control, the successor does not expressly assume the PSUs or issue to the executive officers a substitute award, then the executive officers will be entitled to payment for PSUs earned prior to the change in control together with payment, at the targeted performance level, for PSUs with performance periods ending after the date the change in control occurs.
Change in Control Agreements
The Company has also entered into change in control agreements (the "Change in Control Agreements") with Messrs. Bosway, Burns, and Murphy. These Change in Control Agreements contain double trigger payment provisions. Accordingly, upon the occurrence of a change in control and termination of employment:

•Mr. Bosway is entitled to receive in one lump sum payment an amount equal to the sum of:
i.any bonuses accrued for but not yet paid to Mr. Bosway for the fiscal year of the Company ending immediately prior to when the change of control occurred;
ii.any regularly scheduled installment of Mr. Bosway's annual base salary which were due to be paid for the period ending when the change in control occurred; and
iii.Mr. Bosway's (a) accrued and unpaid vacation pay as of the date when the change of control occurred, (b) annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred multiplied by two and one half, and (c) the highest annual bonus paid to Mr. Bosway during the three years immediately preceding the year in which the change in control occurs.

COMPENSATION OF EXECUTIVE OFFICERS

•Mr. Burns is entitled to receive in one lump sum payment an amount equal to the sum of:
i.any bonuses accrued for but not yet paid to Mr. Burns for the fiscal year of the Company ending immediately prior to when the change of control occurred;
ii.any regularly scheduled installment of Mr. Burns' annual base salary which were due to be paid for the period ending when the change in control occurred; and
iii.Mr. Burns' (a) accrued and unpaid vacation pay as of the date when the change of control occurred, (b) annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred multiplied by two, and (c) the highest annual bonus paid to Mr. Burns during the three years immediately preceding the year in which the change in control occurs.
•Mr. Murphy is entitled to receive in one lump sum payment an amount equal to the sum of:
i.any bonuses accrued for but not yet paid to Mr. Murphy for the fiscal year of the Company ending immediately prior to when the change of control occurred;
ii.any regularly scheduled installment of Mr. Murphy's annual base salary which were due to be paid for the period ending when the change in control occurred; and
iii.Mr. Murphy's (a) accrued and unpaid vacation pay as of the date when the change of control occurred, and (b) annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and the highest annual bonus paid to Mr. Murphy during the three years immediately preceding the year in which the change in control occurs, multiplied by two.
The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company.
In all Change in Control Agreements, a change in control will be deemed to occur if:
i.Any person or group, other than an affiliate of the Company, acquires thirty-five percent (35%) or more of the common stock of our Company without approval of the Board of Directors;
ii.There is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; or
iii.We enter into a merger or consolidation transactions involving fifty percent (50%) or more change in ownership.
The following table sets forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2021, on which date, the closing price per share of the Company’s stock was $66.68. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2021, and that, at the time of such retirement, the executive satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program, and had not met the one year from date of grant time-lapse requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Payments upon Termination of Employment

Name	Termination by Reason	Severance Agreement (1) ($)	Supplemental Salary Continuation (2) ($)	MSPP (3) ($)	2018 MSPP (4) ($)	Long-term Incentive Plan (5) ($)	Total ($)
William T. Bosway	Voluntary Termination	—	—	—	2,286,933	2,336,067	4,623,000
	Voluntary Termination for Good Reason	1,650,000	—	—	3,594,311	7,005,600	12,249,911
	Retirement	—	—	—	3,594,311	6,224,711	9,819,022
	Termination without Cause	1,650,000	—	—	3,594,311	7,005,600	12,249,911
	Termination for Cause	—	—	—	2,286,933	2,336,067	4,623,000
	Death	—	—	—	3,594,311	7,005,600	10,599,911
	Disability	—	412,500	—	3,594,311	7,005,600	11,012,411
Patrick M. Burns	Voluntary Termination	—	—	—	740,150	785,957	1,526,107
	Retirement	—	—	—	1,183,359	2,057,011	3,240,370
	Termination without Cause	—	—	—	1,183,359	2,210,375	3,393,734
	Termination for Cause	—	—	—	740,150	785,957	1,526,107
	Death	—	—	—	1,183,359	2,210,375	3,393,734
	Disability	—	225,000	—	1,183,359	2,210,375	3,618,734
Timothy F. Murphy	Voluntary Termination	—	—	2,590,611	1,738,397	781,823	5,110,831
	Retirement	—	—	4,174,764	1,738,397	3,075,705	8,988,866
	Termination without Cause	—	—	4,174,764	1,738,397	3,229,069	9,142,230
	Termination for Cause	—	—	2,590,611	1,738,397	781,823	5,110,831
	Death	—	—	4,174,764	1,738,397	3,229,069	9,142,230
	Disability	—	225,000	4,174,764	1,738,397	3,229,069	9,367,230
Elizabeth R. Jensen	Voluntary Termination	—	—	—	30,443	—	30,443
	Retirement	—	—	—	42,620	—	42,620
	Termination without Cause	—	—	—	42,620	72,748	115,368
	Termination for Cause	—	—	—	30,443	—	30,443
	Death	—	—	—	42,620	72,748	115,368
	Disability	—	182,500	—	42,620	72,748	297,868
Jeffrey J. Watorek	Voluntary Termination	—	—	—	58,500	251,717	310,217
	Retirement	—	—	—	80,742	496,899	577,641
	Termination without Cause	—	—	—	80,742	545,842	626,584
	Termination for Cause	—	—	—	58,500	251,717	310,217
	Death	—	—	—	80,742	545,842	626,584
	Disability	—	120,500	—	80,742	545,842	747,084

(1)The amount shown represent the aggregate payments that would be made upon Mr. Bosway’s termination equal to 200% of his salary.
(2)The amount shown represents payments Messrs. Bosway, Burns, Murphy, Ms. Jensen and Mr. Watorek would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate office. Messrs. Bosway, Burns, Murphy, Ms. Jensen and Mr. Watorek each qualify for six months of salary continuation under this plan based on service.
(3)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of each respective reason of termination. The amount is payable in accordance with Mr. Murphy's deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of Mr. Murphy's deferral. Mr. Murphy is not over sixty (60) years old, and therefore under the Management Stock Purchase Plan would not vest in the Company's matching contributions upon the occurrence of each respective reason of termination, except retirement, which presumes Mr. Murphy is sixty (60) years of age, termination without cause, death, and disability.

COMPENSATION OF EXECUTIVE OFFICERS

(4)The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of each respective reason of termination. The amount is payable in accordance with Messrs. Bosway, Burns, Murphy, Ms. Jensen and Mr. Watorek respective deferral elections, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of Messrs. Bosway, Burns, Murphy, Ms. Jensen and Mr. Watorek respective deferrals. Messrs. Bosway, Burns, Ms. Jensen and Mr. Watorek have not reached their fifth (5th) anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of each respective reason of termination, except retirement, which presumes Messrs. Bosway, Burns, Ms. Jensen and Mr. Watorek attained their fifth (5th) anniversary vesting commencement date, voluntary termination for good reason, termination without cause, death, and disability. Mr. Murphy has attained his fifth (5th) anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan will vest in the Company's matching contributions upon the occurrence of each respective reason of termination.
(5)The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each reason of termination as of December 31, 2021. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The retirement column presumes Messrs. Bosway, Burns, Murphy, Ms. Jensen and Mr. Watorek are sixty (60) years old.

Payments upon Change in Control
The following table sets forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements as described above. For purposes of the payments to be made upon a change in control, the tables reflect amounts which would be paid to the executive officers if the change in control occurred and the executive officers were terminated on December 31, 2021, on which date, the closing price per share of the Company’s stock was $66.68.

Name	Lump Sum Cash Payment ($)	Value of MSPP RSUs ($)	Value of 2018 MSPP RSUs (1) ($)	Value of LTIP RSUs (2) ($)	Value of LTIP PSUs (3) ($)	Value of Retirement RSUs ($)	Value of Outstanding Options ($)	Value of Discretionary RSUs ($)	Total ($)
William T. Bosway	2,963,618	—	3,594,311	2,959,658	4,846,102	—	—	—	14,363,689
Patrick M. Burns	1,247,378	—	1,183,359	824,231	1,986,264	—	—	—	5,241,232
Timothy F. Murphy	1,513,989	4,174,764	1,738,397	577,849	1,982,130	1,133,560	135,650	—	11,256,339
Elizabeth R. Jensen	—	—	42,620	72,748	—	—	—	—	115,368
Jeffrey J. Watorek	—	—	80,742	69,146	446,023	—	—	30,673	626,584

(1)Represents the value of Messrs. Bosway, Burns, Murphy, Ms. Jensen and Mr. Watorek respective hypothetical investment accounts, of which $3,594,311, $770,405, $1,738,397, $42,620, and $22,242 are the values of RSUs currently issued, respectively.
(2)Represents the value of LTIP RSUs currently issued.
(3)Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2019, 2020 and 2021 performance periods for Messrs. Bosway, Burns, Murphy and Watorek, and adjusted for actual performance relative to the 2021 performance period for Ms. Jensen.

PROPOSAL 3 - APPROVAL OF THE GIBRALTAR INDUSTRIES, INC. AMENDED AND RESTATED 2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

PROPOSAL 3 - APPROVAL OF THE
GIBRALTAR INDUSTRIES, INC. AMENDED AND RESTATED
2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
On March 17, 2022, the Board of Directors and Compensation and Human Capital Committee approved the amendment and restatement of the Gibraltar Industries, Inc. 2016 Stock Plan for Non-Employee Directors (the “Amended Plan”), subject to approval of the Amended Plan by the Company’s stockholders, and directed that the Amended Plan be submitted to stockholders for approval at the Annual Meeting.
Proposal 3 requests stockholder approval of the Amended Plan. If approved by stockholders at the Annual Meeting, the Amended Plan will amend and restate the current plan to:
•increase the total number of shares of our Common Stock authorized for issuance by the Company thereunder from 100,000 to 200,000;
•limit eligible participants to current non-employee directors;
•provide that the Amended Plan will expire on the ten-year anniversary of the effective date of the Amended Plan;
•clarify the ongoing authority of the Board, in addition to the Compensation and Human Capital Committee, to make Awards or administer the Amended Plan, and the Board will have all of the authority and responsibility granted to the Compensation and Human Capital Committee therein; and
•eliminate defined terms that are not used and make other administrative changes.
As originally approved, the 2016 Stock Plan for Non-Employee Directors authorized the issuance of 100,000 shares. As of March 22, 2022, 18,696 shares remain available under the plan, which will be insufficient to make future equity awards in accordance with the Company’s compensation program for non-employee directors following the 2022 annual equity awards, based on our current stock price. Accordingly, the Board is seeking approval of the Amended Plan to permit future equity awards pursuant to its non-employee director compensation program. If the Amended Plan is approved by stockholders at the Annual Meeting, 118,696 shares will remain available under the Amended Plan, before taking into account the 2022 annual equity awards to our non-employee directors, which we believe will be sufficient for annual equity awards to our non-employee directors for approximately seven years (assuming our stock price, number of non-employee directors and director compensation program remain consistent). The non-employee director compensation program in effect during 2021 is described under the heading “Compensation of Directors” in this proxy statement. The compensation program for non-employee directors is revised periodically by our Compensation and Human Capital Committee based on benchmarking data and the advice of its independent compensation consultant, Korn Ferry.
The Board of Directors believes there are a number of reasons to vote FOR the adoption of the Amended Plan as summarized below.
•Our success depends on providing competitive equity compensation to attract and retain directors. Our ability to attract and retain high-caliber directors will directly influence how well the Company carries out its strategic plan and creates stockholder value. To compete for talented leaders, we strive to provide directors with competitive compensation packages including equity compensation and, if the Amended Plan is not approved, beginning in 2023, the Company will no longer be able to make annual equity awards in accordance with the Company’s compensation program for non-employee directors under the 2016 Stock Plan for Non-Employee Directors.
•We provide our directors with different equity awards. The Gibraltar Industries, Inc. 2018 Equity Incentive Plan permits the issuance of a variety of equity awards and allows the Compensation and Human Capital Committee to provide our executive officers and employees with equity compensation that is both time-based and performance-based. The Amended Plan is designed to permit the issuance of stock awards to our non-employee directors that are immediately vested in accordance with past practice, all or a portion of which may be deferred for future issuance at the election of each non-employee director.

PROPOSAL 3 - APPROVAL OF THE GIBRALTAR INDUSTRIES, INC. AMENDED AND RESTATED 2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

•We carefully manage our equity incentive plans. We manage our equity compensation programs to minimize stockholder dilution. Our Compensation and Human Capital Committee considered our “burn rate” in evaluating the impact of equity awards and determining the proposed increase in the number of shares authorized for issuance under the Amended Plan. Our three-year average “burn rate” for 2019, 2020, and 2021 was approximately 0.64% (calculated by dividing the number of equity awards granted in a year by the weighted average number of shares outstanding). In addition to considering the “burn rate,” the Compensation and Human Capital Committee considered a number of other factors, such as proxy advisory firm guidelines, and equity award usage.
The Company is not requesting an increase in the number of shares available for issuance under, or proposing any other amendments to, the separate Gibraltar Industries, Inc. 2015 Equity Incentive Plan and 2018 Equity Incentive Plan.
The following is a summary of the material features of the Amended Plan if approved by stockholders at the Annual Meeting. The summary does not purport to be complete and is subject in all respects and qualified in its entirety by the terms of the Amended Plan, the full text of which is set forth as Appendix B of this Proxy Statement. If our stockholders approve the Amended Plan, a registration statement on Form S-8 covering the shares newly available for issuance will be filed with the SEC.
Purpose
The purpose of the Amended Plan is to grant equity-based incentive compensation awards to our non-employee directors to provide them an additional incentive to promote the business of the Company, to increase their proprietary interest in the success of the Company and to enhance long-term stockholder value.
Effective Date; Term
The Amended Plan was approved by the Board of Directors and the Compensation and Human Capital Committee on March 17, 2022 and, subject to approval by the stockholders of the Company, will become effective upon execution by an authorized officer of the Company. The Amended Plan will automatically terminate on the tenth anniversary of the effective date of the Amended Plan, and no additional awards will be granted under the Amended Plan after that date. The termination of the Amended Plan will not affect previously granted awards.
Eligible Participants
The individuals who are eligible to receive awards under the Amended Plan are our current non-employee directors. As of March 22, 2022, the Company had eight non-employee directors, all of whom were eligible to participate in the Amended Plan.
Administration
The Compensation and Human Capital Committee administers the Amended Plan. Our Board may also grant awards or administer the Amended Plan.
Reservation of Common Stock
A total of 200,000 shares of our common stock will be authorized under the Amended Plan. The number of shares of our Common Stock authorized under the Amended Plan will be proportionately adjusted if the number of outstanding shares of Company Common Stock changes as a result of a stock dividend, stock split, recapitalization or the like, or if the Company’s Common Stock is converted as a result of a reorganization.
Types of Awards
Awards will be in the form of shares of the Company’s Common Stock, which are fully-vested when issued.
Terms of Awards
The Compensation and Human Capital Committee shall determine which eligible participants shall be granted awards and the number of shares of Common Stock for which awards are granted.

PROPOSAL 3 - APPROVAL OF THE GIBRALTAR INDUSTRIES, INC. AMENDED AND RESTATED 2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Deferral Option
Each non-employee director shall have the right to defer his or her receipt of the shares he or she is awarded under the Amended Plan. The terms and conditions upon which the non-employee directors shall have the right to defer their receipt of shares are contained in the Gibraltar Industries, Inc. 2016 Non-Employee Director Stock Deferral Plan adopted by the Company concurrently with the original 2016 Stock Plan for Non-Employee Directors, and described under the heading “Compensation of Directors” in this proxy statement.
Amendment and Termination
The Board of Directors or the Compensation and Human Capital Committee may suspend, amend or terminate the Amended Plan, provided, however, that no amendment that constitutes a “material amendment” of the Amended Plan, as defined in the applicable Nasdaq rules, shall be effective unless approved by the stockholders of the Company in the manner required by such rules and by applicable law.
Director Compensation Limit
The number of shares that may be awarded to any single non-employee director during any calendar year shall not have a grant date fair value over $300,000.
U.S. Federal Income Tax Consequences
The following is a brief description of the principal U.S. federal income tax consequences generally arising with respect to awards under the Amended Plan. The following provides only a general description of the application of federal income tax laws to awards under the Amended Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to non-employee directors.
As non-employee directors, grantees are not subject to withholding by the Company and will remain responsible for their own tax obligations. Awards granted under the Amended Plan are expressly prohibited from including features that allow for income or excise tax gross-ups to the recipient. The value of shares of Common Stock awarded are taxed as ordinary income to the award recipient in the year of grant. Since fully-vested upon grant, the basis in the shares received will be equal to the fair market value of the shares on the date of grant, and the holding period in such shares begins on the day after the date of grant. Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, the grantee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months.
Interests of Directors and Executive Officers; New Plan Benefits Resulting from the Amendment
All non-employee directors are eligible to receive awards under the Amended Plan. Consequently, each current non-employee director has a personal interest in the approval of the Amended Plan. The actual benefit and number of shares to be issued to the non-employee directors under the Amended Plan if approved cannot be determined at this time because the Amended Plan does not provide for set benefits or amounts. Awards to be made under the Amended Plan have not been granted and are not determinable using a formula or other objective criteria in the Amended Plan. However, the Amended Plan includes a $300,000 annual limit on the fair value of shares which may be awarded to any non-employee director and, under the Company’s current compensation program for non-employee directors, each non-employee director receives an annual grant of common stock having a fair value equal to $105,000, which shares vest immediately and are delivered to directors unless a director elects to defer the receipt of all or a portion of the stock award for future issuance. The number of shares that each non-employee director receives is determined based on the closing price of our Common Stock on the grant date. For details on the equity compensation grants made to our non-employee directors under the 2016 Stock Plan for Non-Employee Directors in 2021, see “Compensation of Directors” in this proxy statement. No additional benefits or amounts would have been awarded to directors during the fiscal year ending December 31, 2021 if the Amended Plan had been in effect during such period.
Vote Required
The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or represented by proxy, and entitled to vote thereon is required to approve the Amended Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE GIBRALTAR INDUSTRIES, INC. AMENDED AND RESTATED 2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS IN PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Certain Beneficial Owners
The following table sets forth beneficial ownership information as of March 22, 2022 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock. The percentages of beneficial ownership are based on 32,792,749 shares of our Common Stock outstanding as of March 22, 2022.

Name and Address	Number of Shares and Nature of Beneficial Ownership (1) (#)	Percent of Class (%)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	5,190,501	15.8
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	3,036,618	9.3
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	2,796,226	8.5

(1)Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(2)Based on information set forth in a statement on Schedule 13G/A (Amendment No. 1) filed with the SEC on January 27, 2022 by BlackRock, Inc. reflecting information as of December 31, 2021. BlackRock, Inc has sole voting power over 5,116,853 shares and sole dispositive power over 5,190,501. This report includes holdings of various subsidiaries of the holding company, and includes ownership of more than 5% of our common stock by iShares Core S&P Small-Cap EFT and BlackRock Fund Advisors.
(3)Based on information set forth in a statement on Schedule 13G/A (Amendment No. 4) filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. reflecting information as of December 31, 2021. T. Rowe Price Associates, Inc. has sole voting power over 759,794 shares and sole dispositive power over 3,036,618.
(4)Based on information set forth in a statement on Schedule 13G/A (Amendment No. 5) filed with the SEC on February 10, 2022 by The Vanguard Group reflecting information as of December 31, 2021. The Vanguard Group has sole voting power over zero shares, shared voting power over 36,686 shares, sole dispositive power over 2,731,026 shares, and shared dispositive power over 65,200 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management
The following table sets forth beneficial ownership information as of March 22, 2022 with respect to each director, director nominee, and NEO, individually, and all executive officers and directors as a group:

Name and Address (1)	Number of Shares and Nature of Beneficial Ownership (2) (#)	Percent of Class (%)
William T. Bosway	50,078	*
Timothy F. Murphy (3)	42,165	*
William P. Montague (4)	39,774	*
Patrick M. Burns	11,908	*
Mark G. Barberio	8,526	*
Jeffrey J. Watorek (5)	6,188	*
Linda K. Myers	5,300	*
Craig A. Hindman	4,721	*
James B. Nish	2,503	*
Elizabeth R. Jensen	178	*
Katherine E. Bolanowski	165	*
Gwendolyn G. Mizell	—	*
Atlee Valentine Pope	—	*
Manish H. Shah	—	*
All Directors and Executive Officers as a Group (14 persons)	171,506	0.5

* Less than 1%
(1)The address of each executive officer and director is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219.
(2)Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(3)Includes 5,000 shares of common stock issuable under currently exercisable options outstanding under to our 2015 Equity Incentive Plan.
(4)Includes 2,000 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.
(5)Includes 334 shares allocated to Mr. Watorek’s account in the Gibraltar 401(k) Plan.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Company’s Board has appointed the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP has audited the Company’s consolidated financial statements for the past seventeen fiscal years including 2021. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
The Audit and Risk Committee is responsible for the appointment, oversight, and compensation of the Company’s independent registered public accounting firm, which is evaluated on an annual basis. Before selecting Ernst & Young LLP, the Audit and Risk Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit and Risk Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit and Risk Committee’s appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit and Risk Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit and Risk Committee determines that a change is in the best interests of the Company.

THE AUDIT AND RISK COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 4.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2021 fiscal year. EY audited our consolidated financial statements for the fiscal years ended December 31, 2021 and 2020 and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021 and 2020. Additionally, EY performed certain non-audit services during fiscal 2021 and 2020 that are permitted under the Sarbanes-Oxley Act and related rules of the Securities and Exchange Commission (“SEC”).
The Audit and Risk Committee determined that the provision of the audit-related and permitted non-audit services provided by EY during fiscal 2021 and 2020 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.
Fees Billed to the Company by EY during Fiscal Year 2021 and 2020

Types of Fees	2021	2020

Audit fees	$1,849,160	$1,331,015
Audit-related fees	—	—
Tax fees	—	7,708
All other fees	4,000	4,000
Total	$1,853,160	$1,342,723

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees
The aggregate fees billed by EY for each of the fiscal years ended December 31, 2021 and 2020, respectively, were for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto. The increase in audit fees related to the increase in audit scope relating to the Company's 2020 acquisitions.
Audit-Related Fees
There were no audit-related services billed by EY during 2021 and 2020, respectively.
Tax Fees
There were no tax services provided during 2021. The aggregate fees billed by EY for the fiscal year ended December 31, 2020 were for services rendered for tax compliance (including tax planning, tax advice, and other tax services).
All Other Fees
The aggregate fees billed for other products and services for the fiscal years ended December 31, 2021 and 2020, respectively.
Pre-Approval for Non-Audit Services Policies and Procedures of the Audit and Risk Committee
The Audit and Risk Committee has adopted procedures for pre-approving audit and non-audit services to be provided by EY. In considering such approval, the Audit and Risk Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit and Risk Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors.
The Audit and Risk Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the SEC thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit and Risk Committee is complying with and promoting its purposes, duties, and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety. One hundred percent (100%) of the fees billed by EY for tax compliance services and other products and services were approved by the Audit and Risk Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Audit and Risk Committee is responsible for reviewing and approving transactions and business relationships with any significant stockholder, director, executive officer or other member of senior management, or their family members on an ongoing basis. The Audit and Risk Committee requests and receives from the Company on an annual basis, a list and description of transactions with related parties, as described above, to the extent such transactions are required to be reported in the Company’s Annual Report on Form 10-K and the Company's Proxy Statement pursuant to Regulation S-K, Item 404(a). The Audit and Risk Committee reviews and discusses such transactions with management and the independent auditor, and approves or ratifies such transactions on an annual basis. Prior to approval or ratification of such transactions, the Audit and Risk Committee considers the qualifications of the related party, fees charged to the Company, and the significance of the transaction to the Company and the related party.
There were no transactions with related parties during 2021 for the Audit and Risk Committee to review and approve in accordance with the written policy, as described above, which is included in the Audit and Risk Committee Charter.

AUDIT AND RISK COMMITTEE REPORT

AUDIT AND RISK COMMITTEE REPORT
The Audit and Risk Committee currently consists of six directors who are independent as defined in the listing standards of Nasdaq applicable to members of audit committees. A brief description of the responsibilities of the Audit and Risk Committee is set forth above under the caption “Corporate Governance.”
The Audit and Risk Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2021 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2021, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Throughout the year, management kept the Audit and Risk Committee apprised of the progress of its evaluation of internal controls and the Audit and Risk Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Audit and Risk Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Audit and Risk Committee also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit and Risk Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP communications with the Audit and Risk Committee, and has discussed with Ernst & Young LLP its independence. Ernst & Young LLP informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of Ernst & Young LLP.
The Audit and Risk Committee appointed Ernst & Young LLP as Company’s independent public accounting firm.
Based on the review and the discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission.

AUDIT AND RISK COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

James B. Nish (Chair)
Mark G. Barberio
William P. Montague
Linda K. Myers
Atlee Valentine Pope
Manish H. Shah

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION
Date, Time, and Place of Annual Meeting
Gibraltar Industries, Inc., a Delaware corporation (the “Company”, “Gibraltar”, “we”, “our”, or “us”), is making this Definitive Proxy Statement available to you on or about April 1, 2022 in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting is scheduled to be held on May 4, 2022 at 11:00 A.M., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/ROCK2022. You will need to have the 16-digit control number included on your proxy card, or in the instructions that accompanied your proxy materials by the method you consented or elected to receive for delivery. This solicitation is for proxies for use at the 2021 Annual Meeting, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Voting Information
Record Date
The Board of Directors has fixed the close of business on March 22, 2022, as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2022 Annual Meeting. At the close of business on March 22, 2022, the Company had outstanding and entitled to vote at the Annual Meeting 32,792,749 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting.
Solicitation Costs
The cost of the solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers, and employees, without any additional compensation, as well as proxy solicitors. We have retained Alliance Advisors, LLC (“Alliance”) to act as a proxy solicitor in conjunction with the 2022 Annual Meeting. We have agreed to pay Alliance $13,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Arrangements will be made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.
Voting Your Proxy
If the enclosed proxy is properly executed, returned, and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors (i) FOR the nominees for directors named in this Proxy Statement, (ii) FOR the approval of the advisory resolution on our executive compensation (the “Say-on-Pay” vote), (iii) FOR the approval of the Gibraltar Industries, Inc. Amended and Restated 2016 Stock Plan for Non-Employee Directors, and (iv) FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
Vote Required
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. When a quorum is present, to be elected, directors must receive a majority of the votes cast. Each other proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the meeting and, entitled to vote, assuming a quorum is present.

ADDITIONAL INFORMATION

Vote Impact
Proposal		Required Vote	For	Withhold/ Against	Abstain	Broker Non-Votes

1	Election of Directors	Majority of votes cast.	For the director nominee(s)	Against the director nominee(s)	Not a vote cast	Not a vote cast

2	Advisory approval of the Company’s executive compensation (Say-on-Pay)	Majority of shares present that are entitled to vote.	For the proposal	Against the proposal	Against the proposal	Not entitled to vote

3	Approval of the Gibraltar Industries, Inc. Amended and Restated 2016 Stock Plan for Non-employee Directors	Majority of shares present that are entitled to vote.	For the proposal	Against the proposal	Against the proposal	Not entitled to vote

4	Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm	Majority of shares present that are entitled to vote.	For the proposal	Against the proposal	Against the proposal	--

Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. Nominees for the election of directors must receive more “for” than “against” votes to be elected. If an incumbent director, in an uncontested election, does not receive a majority of the votes cast, the director is required to tender his or her resignation to the Board of Directors. The Nominating, Governance and Corporate Social Responsibility Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the recommendation and publicly disclose its decision and rationale behind it within ninety (90) days of the date election results are certified.

Your shares may be voted on some of the matters to be acted on at the Annual Meeting if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 is the only stockholder proposal considered a routine matter.
The election of directors, the Say-on-Pay vote, and approval of the Gibraltar Industries, Inc. Amended and Restated 2016 Stock Plan for Non-Employee Directors are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” The impact of broker non-votes is described in the table above. Please execute your proxy promptly so your shares will be represented at the Annual Meeting.
Revocability of Proxy
The execution of a proxy will not affect a stockholder’s right to virtually attend the 2022 Annual Meeting and to vote electronically. A stockholder who executes a proxy may revoke it before it is exercised by giving written notice to the Secretary, by attending and electronically voting at the 2022 Annual Meeting, or by submitting another duly executed proxy bearing a later date.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of December 31, 2021 concerning securities authorized for issuance under the Company’s equity-based incentive compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (4) (#)
Equity Compensation Plans Approved by Security Holders (1)	625,530	$39.55	531,780

(1)Consists of the Omnibus Plans and 2016 Stock Plan for Non-Employee Directors. With respect to PSUs that are outstanding under the Omnibus Plans, if the related performance criteria have not been certified as of the date of the table, this column reflects the target number of shares issuable pursuant to these awards; and if the performance criteria have been certified as of the date of the table, this column reflects the earned number of shares issuable pursuant to such awards.
(2)Consists of 573,058 shares attributable to the Omnibus Plans and 52,472 shares attributable to the 2016 Stock Plan for Non-Employee Directors.
(3)The PSUs, RSUs and DSUs that have been issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. As such, the weighted-average exercise price in this column does not take these awards into account.
(4)Consists of the Gibraltar Industries, Inc. 2018 Equity Incentive Plan, the 2016 Stock Plan for Non-Employee Directors and the 2015 Equity Incentive Plan (“the Plans”). Note 12 of the Company’s audited consolidated financial statements included in Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 provides additional information regarding the Plans and securities issuable upon exercise of options. All currently effective equity compensation plans have been approved by the Company’s stockholders.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and any persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission pursuant to Section 16(a). Based solely on the Company's review of such filed forms and representations from our Directors and executive officers that no other forms were required, to our knowledge all of the Company's Directors and executive officers, and other persons who owned more than 10% of the Company's outstanding common stock, fully complied with the reporting requirements of Section 16(a) during fiscal year 2021, except that Gwendolyn Mizell and Manish Shah each filed a late Form 4 to report one transaction each in which restricted stock units were acquired with respect to Ms. Mizell's and Mr. Shah's deferral of a portion of their annual director retainer fee, respectively.

OTHER MATTERS
The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

STOCKHOLDERS’ PROPOSALS
Stockholders who wish to nominate persons for election to the Board or propose other matters to be considered at the 2023 Annual Meeting must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our Amended and Restated By-Laws, no earlier than February 3, 2023 and no later than March 5, 2023. Stockholders are advised to review our Amended and Restated By-Laws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be sent to the attention of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228.
The requirements for advance notice of stockholder proposals under our Amended and Restated By-Laws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act. We reserve the right to reject, rule out of order or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our Amended and Restated By-Laws and other applicable requirements. December 2, 2022 is the deadline for stockholders to submit proposals to be included in our proxy statement for our 2023 Annual Meeting under Rule 14a-8 under the Exchange Act. However, if the date of the 2023 Annual Meeting is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 Annual Meeting. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be sent to the attention of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. Submitting a stockholder proposal does not guarantee that we will include it in the Company’s proxy statement. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2023.

AVAILABILITY OF FISCAL YEAR 2021 ANNUAL REPORT TO STOCKHOLDERS
The Company will provide without charge to each person whose proxy is solicited, on the written request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission. Such written request should be directed to Gibraltar Industries, Inc., 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Attention: Katherine E. Bolanowski. Each such request must set forth a good faith representation that, as of March 22, 2022, the person making the request was a beneficial owner of securities entitled to vote at the 2022 Annual Meeting of Stockholders.

We urge you to vote promptly to ensure that your shares are represented at the Annual Meeting.

The accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement are sent by Order of the Board of Directors.

Katherine E. Bolanowski General Counsel, Vice President and Secretary
Buffalo, New York
April 1, 2022

SAFE HARBOR STATEMENTS
Forward-Looking Statements
Certain information set forth in this Proxy Statement, other than historical statements, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based, in whole or in part, on current expectations, estimates, forecasts, and projections about the Company’s business, and management’s beliefs about future operations, results, and financial position. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “anticipates,” "aspires," “expects,” “estimates,” “seeks,” “projects,” “intends,” “plans,” “opportunities,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These statements are not guarantees of future performance and are subject to a number of risk factors, uncertainties, and assumptions. Actual events, performance, or results could differ materially from the anticipated events, performance, or results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, among other things, the availability and pricing of our principal raw materials and component parts, supply chain challenges causing project delays and field operations inefficiencies and disruptions, availability of labor at our manufacturing and distribution facilities or on our project sites, further impacts of COVID-19 and the conflict involving Russia and Ukraine on the global economy, supply chain, availability and pricing of our principal raw materials and component parts and on our customers, suppliers, employees, operations, business, liquidity and cash flows, the loss of any key customers, other general economic conditions and conditions in the particular markets in which we operate, changes in customer demand and capital spending, competitive factors and pricing pressures, our ability to develop and launch new products in a cost-effective manner, our ability to realize synergies from newly acquired businesses, disruptions to our IT systems, the impact of regulation, rebates, credits and incentives and variations in government spending and our ability to derive expected benefits from restructuring, productivity initiatives, liquidity enhancing actions, and other cost reduction actions. Before making any investment decisions regarding our company, we strongly advise you to read the section entitled “Risk Factors” in our most recent annual report on Form 10-K which can be accessed under the “SEC Filings” link of the “Investor Info” page of our website at www.Gibraltar1.com. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.
The content of our website or the website of other third parties noted herein are not incorporated by reference in this Proxy Statement.

Adjusted Financial Measures
To supplement Gibraltar’s financial information presented on a GAAP basis, Gibraltar also presented certain adjusted financial measures in this Proxy Statement, including adjusted net income, adjusted earnings per share (Adjusted EPS) and days working capital (DWC), each a non-GAAP financial measure. Adjusted net income means the Company's net income from continuing operations as determined pursuant to GAAP, but excludes special charges consisting of restructuring costs primarily associated with 80/20 simplification or lean initiatives, senior leadership transition costs, and acquisition related costs. The aforementioned exclusions along with other adjustments to other income below operating profit are excluded from adjusted EPS. In evaluating its business, the Company considers and uses these non-GAAP financial measures as supplemental measures of its operating performance. The Company believes that the presentation of results excluding these items provides meaningful supplemental data to investors that are indicative of the Company's core operating results and facilitates comparison of operating results across reporting periods as well as comparison with other companies. Special charges are excluded since they may not be considered directly related to the Company's ongoing business operations.
Adjustments to the most directly comparable financial measures presented on a GAAP basis are quantified in the adjusted financial measures reconciliation in the appendix of this Proxy Statement. The adjusted measures in this Proxy Statement should not be viewed as a substitute for the Company’s GAAP results and may be different than adjusted measures used by other companies and the Company's presentation of non-GAAP financial measures should not be construed as an inference that the Company's future results will be unaffected by unusual or non-recurring items.

APPENDIX A - NON-GAAP MEASUREMENTS
The Company provides certain non-GAAP financial measures in this proxy statement that are not in accordance with generally accepted accounting principles in the United States (GAAP). Our non-GAAP financial measures of adjusted net income and adjusted EPS excludes the below listed items, as they do not contribute to a meaningful evaluation of the Company's future operating performance or comparisons to the Company's past operating performance. These measures should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the Company does, limiting the usefulness of such measure for comparative purposes.
The following summarizes the level of attainment for each financial performance goal during the year ended December 31, 2021 (in thousands, except per share data):

	Net Sales	Adjusted EPS	DWC
Net sales, as reported (GAAP)	$1,339,783

Income from continuing operations per share - diluted, as reported (GAAP)		$2.25
Restructuring and intangible asset impairment charges		$0.38
Senior leadership transition costs		$0.04
Acquisition related items		$0.11
Income from continuing operations per share - diluted, adjusted		$2.78

Average net working capital (1)			$167,490
Average daily sales (2)			$3,722
Days working capital (DWC)			45.0

(1)Average net working capital presents the 13-month average of accounts receivable and inventory less accounts payable for each month end between December 31, 2020 and December 31, 2021.
(2)Average daily sales represents net sales, as reported (GAAP), divided by three-hundred and sixty (360) days.

2021 ROIC
Income from continuing operations, as reported (GAAP)	$74,516
Restructuring and intangible asset impairment charges, after tax	12,363
Senior leadership transition costs, after tax	1,505
Acquisition related items, after tax	3,581
Adjusted net income	91,965
Tax effected interest expense	1,234
Adjusted net income before interest	$93,199

Average adjusted invested capital (1)	$828,216
Return on invested capital (ROIC)	11.3%

(1)Average adjusted invested capital represents the 13-month average of total stockholders’ equity adjusted for special charges plus debt, minus cash for the period ended December 31, 2021.
A-1

APPENDIX B

GIBRALTAR INDUSTRIES, INC. AMENDED AND RESTATED 2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS (AS PROPOSED TO BE EFFECTIVE AS OF MAY 4, 2022)
The Board of Directors of Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York (the “Company”) has determined that the Board and the Compensation and Human Capital Committee of the Board (the “Committee”) should have the flexibility to issue shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to non-employee members of the Company’s Board of Directors, which shares of Common Stock are fully vested when issued. Upon recommendation of the Committee, the Board has authorized the amendment and restatement of the Gibraltar Industries, Inc. 2016 Stock Plan For Non-Employee Directors (hereinafter the “Plan”) to create a vehicle through which grants of the Company’s Common Stock may be made to non-employee members of the Board of Directors.

NOW, THEREFORE, in connection with the foregoing and subject to the approval of the stockholders of the Company, the Company hereby adopts this document as an amendment to and restatement of the Plan:

ARTICLE 1.
DEFINITIONS

The following words and phrases, when used in this Plan, shall have the following meanings, unless a different meaning is plainly required by the context:

1.01 Annual Share Award Value means the dollar amount which is, from time to time, established by the Committee as the Fair Market Value of the annual Awards to be granted to non-employee Directors as equity-based compensation for their service as a member of the Board.
1.02 Award means a grant of shares of the Company’s Common Stock to any non-employee Director, which grant of shares follows a determination by the Committee that the individual to whom such grant is to be made should receive a grant of shares of the Company’s Common Stock and a further determination by the Committee as to the number of which shares of Common Stock which are to be contained in any such grant and the date on which any such shares of Common Stock are issued to such non-employee member of the Board.
1.03 Board or Board of Directors means the Board of Directors of the Company.
1.04 Code and Internal Revenue Code mean the Internal Revenue Code of 1986, as amended.
1.05 Committee means the Compensation and Human Capital Committee of the Board of Directors.
1.06 Common Stock means the common stock, par value $0.01 per share, of the Company.
1.07 Company means Gibraltar Industries, Inc., a Delaware corporation.
1.08 Covered Individual means any current or former member of the Committee, any current or former officer or director of the Company and any employee or other individual designated by the Committee to assist it in the administration of this Plan as provided for by Section 4.02.
1.09 Director means each natural person who has been appointed or elected as a member of the Board of Directors and has not experienced a termination or cessation of his or her service as a member of the Board for any reason.

1.10 Fair Market Value means, for purposes of determining the number of shares of Common Stock to be granted to a non-employee Director in connection with any Award, the closing price of a share of Common Stock as reported by the NASDAQ Stock Market on the date as of which the determination of Fair Market Value is to be made or, if no sale of Common Stock shall have been made on the NASDAQ Stock Market on that day, on the immediately preceding day on which there was a sale of Common Stock.
1.11 Plan means the Amended and Restated Gibraltar Industries, Inc. 2016 Stock Plan for Non-Employee Directors as set forth herein and as amended from time to time hereafter.
1.12 Share means a share of Common Stock.

ARTICLE 2.
AWARDS

2.01 Awards. At any time that this Plan is in effect, the Committee may make an Award of Shares to any individual who is then a non-employee Director.
2.02 Grant of Awards; Award Instruments. Subject to the ongoing authority of the Board described in Section 4.01(a), the Committee shall have sole and exclusive authority for determining the identity of any non-employee Director who is to be a recipient of an Award of Shares. Each Award of Shares shall be evidenced by a written instrument in such form as the Committee shall prescribe, setting forth the terms and conditions of such Award.
2.03 Deferral Option. Each non-employee Director shall have the right to defer his or her receipt of the Shares which he or she may be awarded under the Plan pursuant to terms of the Gibraltar Industries, Inc. 2016 Non-Employee Director Stock Deferral Plan (the “Deferral Plan”) which is, from time to time, in effect, and the terms of this Plan and the Deferral Plan shall comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE 3.
SHARES SUBJECT TO THE PLAN

3.01 Shares Available for Awards. Shares distributed in respect of Awards made under the Plan may be authorized but unissued Shares, Shares held in the treasury of the Company or Shares purchased by the Company on the open market at such time or times and in such manner as it may determine. Notwithstanding the foregoing, the total number of Shares which may be awarded pursuant to this Plan shall not exceed, in the aggregate, 200,000 Shares. For the avoidance of doubt, the aggregate number of Shares available for issuance pursuant to the terms of this Plan shall not be increased without the approval of the stockholders of the Company. In addition, the number of Shares which may be awarded to a non-employee Director during any calendar year shall not, in any case, have a Fair Market Value as of the grant date in excess of Three Hundred Thousand Dollars ($300,000).
3.02 Certain Adjustments to Shares. In the event of any change in the number of outstanding Shares without receipt of consideration by the Company resulting from any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of Shares, or any rights offering to purchase Shares at a price substantially below fair market value, or any similar change affecting the Shares: (a) the maximum aggregate number and kind of Shares specified herein as available for the grant of Awards; and (b) if and to the extent that a non-employee Director has utilized the deferral option provided for under the Deferral Plan, the number of Shares which shall be distributed to the non-employee Director at the time for distribution specified by such non-employee Director in his or her election to defer the receipt of Shares under the Deferral Plan, shall be appropriately adjusted consistent with such change in such manner as the Committee, in its sole discretion, may deem equitable to prevent substantial dilution or enlargement of the Fair Market Value of the Award determined as of the date the change in the number of outstanding Shares of the Company contemplated by this Section 3.02 occurs.

The Committee shall give notice to each non-employee Director who has elected to defer his or her receipt of Shares which would otherwise have been awarded to such non-employee Director of any adjustment made pursuant to this Section 3.02 and, upon such notice, such adjustment shall be effective and binding for all purposes.
3.03 Listing and Qualification of Shares. The Company, in its discretion, may postpone the issuance, delivery, or distribution of Shares with respect to any Award until completion of such stock exchange listing or other qualification of such Shares under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any non-employee Director or Former Director to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules and regulations.

ARTICLE 4.
ADMINISTRATION

4.01 Administration of the Plan.

(a) The Board has delegated to the Committee the authority to administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish, from time to time, guidelines or regulations for the administration of the Plan, to interpret the Plan, and to make all determinations it considers necessary or advisable for the administration of the Plan. All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties. The Committee may correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of this Plan. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, make Awards or administer the Plan, and the Board will have all of the authority and responsibility granted to the Committee herein.
(b) No Covered Individual shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan. The Company shall, to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-laws of the Company, indemnify and hold each Covered Individual harmless from and against any loss, cost or expense (including reasonable attorney fees) or liability (including any amount paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan or any Award granted pursuant to the Plan. Such indemnification shall be in addition to any rights of indemnification such individuals may have under applicable law or under the Certificate of Incorporation and By-laws of the Company.
4.02 Allocation and Delegation of Responsibilities. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Board and the Committee may allocate among themselves and/or delegate to employees of the Company or other persons or parties any ministerial, clerical and recordkeeping responsibilities of the Committee relating to administration of the Plan. The Board and the Committee shall also have the authority to employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any advice and any computation received from any such counsel, consultant or agent. The Company shall pay all expenses and costs incurred by the Board and the Committee for the engagement of any such counsel, consultant or agent.

ARTICLE 5.
MISCELLANEOUS

5.01 No Rights Created by Plan. Neither the establishment of the Plan nor any modification or termination hereof, nor the issuance of any Shares hereunder shall be construed as giving any non-employee Director any legal or equitable right against the Company. In addition, under no circumstances shall the issuance of Shares to a current non-employee Director constitute an agreement by the Company, the Board of Directors or the stockholders of the Company to continue to nominate and elect the non-employee Director as a member of the Board.

5.02 Taxes. Each non-employee Director shall be solely responsible for payment of any and all federal, state and local taxes required by law to be paid with respect to the receipt of any Shares issuable to such non-employee Director pursuant to this Plan. The Board and the Committee shall not grant and shall not have the authority to grant any Shares to any non-employee Director, whether a new Award or as an Award granted in exchange for a prior Award made hereunder if, under the terms of any such Award, the non-employee Director to whom the Award is made would be entitled to receive a “gross up” of any income or other taxes which may be payable by such individual with respect to such Award.
5.03 Expiration; Amendment or Termination. The Plan shall expire and automatically terminate effective as of the tenth anniversary of the effective date of this amendment and restatement of the Plan, and no Awards may be granted hereunder after such date. The Board or the Committee may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment which constitutes a “material amendment” of the Plan, as the term material amendment is defined in the applicable NASDAQ rules, shall be effective unless approved by the stockholders of the Company in the manner required by such rules and by applicable law.
5.04 Successors. The obligations of the Company under the Plan shall be binding upon any successor Company or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor Company or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provision for the preservation of the rights of non-employee Directors under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.
5.05 Binding Effect. The provisions of the Plan shall be binding upon each non-employee Director, his or her successors and permitted transferees.
5.06 Headings No Part of Plan. Heading of sections and subsections of this Plan are inserted for convenience of reference only. They constitute no part of this Plan are not to be construed in the construction hereof.
5.07 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of law principles.
5.08 Effective Date. The Plan was originally effective as of May 6, 2016. This amendment and restatement of the Plan was approved by the Board and the Committee on March __, 2022 and, subject to approval by the stockholders of the Company, shall be effective upon execution by an authorized officer of the Company. In the event that this amendment and restatement of the Plan is not approved by the stockholders of the Company, this amendment and restatement of the Plan shall not become effective.

(signature page to follow)

IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this amendment and restatement of the Plan to be executed as of the ____ day of ______, 2022. GIBRALTAR INDUSTRIES, INC. By: Its:

GIBRALTAR

GIBRALTAR INDUSTRIES, INC.
3556 LAKE SHORE ROAD
P.O. BOX 2028
BUFFALO, NY 14219

SCAN TO VIEW MATERIALS & VOTE

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D69474-P66492

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GIBRALTAR INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Mark G. Barberio	☐	☐	☐
1b. William T. Bosway	☐	☐	☐
1c. Craig A. Hindman	☐	☐	☐
1d. Gwendolyn G. Mizell	☐	☐	☐
1e. Linda K. Myers	☐	☐	☐
1f. James B. Nish	☐	☐	☐
1g. Atlee Valentine Pope	☐	☐	☐
1h. Manish H. Shah	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Advisory approval on the Company's executive compensation (Say-On-Pay).	☐	☐	☐
3. Approval of the Gibraltar Industries, Inc. Amended and Restated 2016 Stock Plan for Non-Employee Directors.	☐	☐	☐
4. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company, or partnership, please sign in full corporate, company, or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

If voting by Internet or Phone,
do not return your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D69475-P66492

ANNUAL MEETING OF STOCKHOLDERS OF
GIBRALTAR INDUSTRIES, INC.
May 4, 2022
This proxy is solicited by the Board of Directors

The undersigned hereby appoints WILLIAM T. BOSWAY AND TIMOTHY F. MURPHY and each or either of them, attorneys and proxies, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of GIBRALTAR INDUSTRIES, INC., to be held virtually at www.virtualshareholdermeeting.com/ROCK2022, on May 4, 2022, at 11:00 a.m., Eastern Time, and any adjournments or postponements thereof and to vote in their judgment upon all other matters that may properly come before such meeting. The undersigned revokes any proxy previously given to vote at such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors, which are set forth on the reverse side hereof.

Continued and to be signed on the reverse side.